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                                                                    EXHIBIT 10.1

22 RESIDENCE INNS

                    AMENDED AND RESTATED MANAGEMENT AGREEMENT

                                 by and between

                         RESIDENCE INN BY MARRIOTT, INC.

                                  as "MANAGER"

                                       and

                         AHM RES II LIMITED PARTNERSHIP

                                   as "LESSEE"

                           Dated as of August 28, 2002

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                                TABLE OF CONTENTS

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                                                                                  PAGE
ARTICLE I    DEFINITION OF TERMS ................................................   3

  1.01  Definition of Terms .....................................................   3

ARTICLE II   APPOINTMENT OF MANAGER .............................................  24


  2.01  Appointment .............................................................  24
  2.02  Delegation of Authority .................................................  24
  2.03  Licenses and Permits ....................................................  25
  2.04  Non-Discrimination ......................................................  26

ARTICLE III  OWNERSHIP OF THE INNS ..............................................  27

  3.01  Ownership of the Inns ...................................................  27

ARTICLE IV   TERM ...............................................................  29

  4.01  Term ....................................................................  29
  4.02  Performance Termination .................................................  30
  4.03  Actions to be Taken on Termination ......................................  32

ARTICLE V    COMPENSATION OF MANAGER ............................................  34

  5.01  Management Fee ..........................................................  34
  5.02  Distributions of Operating Profit .......................................  34
  5.04  Accounting and Interim Payment ..........................................  37
  5.05  Manager Loans ...........................................................  38

ARTICLE VI   WORKING CAPITAL AND FIXED ASSET SUPPLIES ...........................  40

  6.01  Working Capital .........................................................  40
  6.02  Fixed Asset Supplies ....................................................  40

ARTICLE VII  REPAIRS, MAINTENANCE AND REPLACEMENTS ..............................  42

  7.01  Routine Repairs and Maintenance .........................................  42
  7.02  Repairs and Equipment Reserve ...........................................  42
  7.03  Building Alterations, Improvements, Renewals, and Replacements ..........  47
  7.04  Liens ...................................................................  49
  7.05  Ownership of Replacements ...............................................  49
  7.06  Design Specifications ...................................................  50
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
ARTICLE VIII   BOOKKEEPING AND BANK ACCOUNTS ..........................  51

   8.01   Books and Records ...........................................  51
   8.02   Accounts, Expenditures ......................................  52
   8.03   Annual Operating Projection .................................  53
   8.04   Operating Losses; Credit ....................................  53

ARTICLE IX     TRADEMARKS, TRADE NAMES AND SERVICE MARKS ..............  55

   9.01   Tradmarks, Trade Names and Service Marks ....................  55
   9.02   Purchase of Inventories and Fixed Asset Supplies ............  56
   9.03   Computer Software ...........................................  56
   9.04   Breach of Covenant ..........................................  57

ARTICLE X      MANAGEMENT AND USE OF THE INNS .........................  58

  10.01   Management of the Inns ......................................  58
  10.02   Chain Services ..............................................  58
  10.03   Owner's Right to Inspect ....................................  59

ARTICLE XI     INSURANCE ..............................................  60

  11.01   Property Insurance ..........................................  60
  11.02   Operational Insurance .......................................  61
  11.03   Coverage ....................................................  62
  11.04   Cost and Expense ............................................  62
  11.05   Lessee Provided Coverage ....................................  63
  11.06   Policies and Endorsements ...................................  64

ARTICLE XII    TAXES ..................................................  65

  12.01   Real Estate and Personal Property Taxes .....................  65

ARTICLE XIII   INN EMPLOYEES ..........................................  66

  13.01   Employees ...................................................  66

ARTICLE XIV    DAMAGE, CONDEMNATION AND FORCE MAJEURE .................  68

  14.01   Damage and Repair ...........................................  68
  14.02   Condemnation ................................................  69
  14.03   Force Majeure ...............................................  70

ARTICLE XV     DEFAULTS ...............................................  71

  15.01   Events of Default ...........................................  71
  15.02   Remedies ....................................................  72

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ARTICLE XVI    WAIVER AND PARTIAL INVALIDITY ...............................  74

   16.01  Waiver ...........................................................  74
   16.02  Partial Invalidity ...............................................  74

ARTICLE XVII   ASSIGNMENT ..................................................  75

   17.01  Assignment .......................................................  75
   17.02  Mortgages and Collateral Assignments .............................  76

ARTICLE XVIII  SALE OF AN INN OR INNS ......................................  78

   18.01  Right of First Refusal ...........................................  78
   18.02  Effect of Sale of Inn ............................................  80

ARTICLE XIX    MISCELLANEOUS ...............................................  82

   19.01  Right to Make Agreement ..........................................  82
   19.02  Consents .........................................................  82
   19.03  Agency ...........................................................  82
   19.04  Applicable Law ...................................................  83
   19.05  Recordation ......................................................  83
   19.06  Headings .........................................................  83
   19.07  Notices ..........................................................  84
   19.08  Limited Liability ................................................  85
   19.09  Confidentiality ..................................................  85
   19.10  Offerings ........................................................  86
   19.11  Expert Decisions .................................................  87
   19.12  Entire Agreement .................................................  88

EXHIBIT A      Locations of the Inns .......................................   1
EXHIBIT A-1    Legal Description ...........................................   4
EXHIBIT A-2    Legal Description ...........................................   5
EXHIBIT A-3    Legal Description ...........................................   6
EXHIBIT A-4    Legal Description ...........................................   7
EXHIBIT A-5    Legal Description ...........................................   8
EXHIBIT A-6    Legal Description ...........................................   9
EXHIBIT A-7    Legal Description ...........................................  10
EXHIBIT A-8    Legal Description ...........................................  11
EXHIBIT A-9    Legal Description ...........................................  12
EXHIBIT A-10   Legal Description ...........................................  13
EXHIBIT A-11   Legal Description ...........................................  14
EXHIBIT A-12   Legal Description ...........................................  15
EXHIBIT A-13   Legal Description ...........................................  16
EXHIBIT A-14   Legal Description ...........................................  17
EXHIBIT A-15   Legal Description ...........................................  18
EXHIBIT A-16   Legal Description ...........................................  19

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
EXHIBIT A-17   Legal Description ..............................................  20
EXHIBIT A-18   Legal Description ..............................................  21
EXHIBIT A-19   Legal Description ..............................................  22
EXHIBIT A-20   Legal Description ..............................................  23
EXHIBIT A-21   Legal Description ..............................................  24
EXHIBIT A-22   Legal Description ..............................................  25
EXHIBIT B      Percentages Used for Reductions ................................  26
EXHIBIT D      First Priority Return Reduced by the Applicable Percentage .....
EXHIBIT E      Breakdown of Competitive Set ...................................
EXHIBIT F      Subordination, Non-Disturbance and Attornment Agreement ........

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                    AMENDED AND RESTATED MANAGEMENT AGREEMENT

         This Amended and Restated Management Agreement ("Management Agreement" or "Agreement") is executed as of the _____ day of ______________, 2002 ("Amendment Date"), by AHM RES II LIMITED PARTNERSHIP ("Lessee"), a Virginia limited partnership with a mailing address at 10 South Third Street, Richmond, Virginia 23219, and RESIDENCE INN BY MARRIOTT, INC. ("Manager"), a Delaware corporation, with a mailing address at c/o Marriott International, Inc.,10400 Fernwood Road, Bethesda, Maryland 20817.

                                R E C I T A L S:

         A. Lessee is an indirect wholly-owned subsidiary of Apple Hospitality Two, Inc., a Virginia corporation and real estate investment trust ("Apple Hospitality") which is also the indirect owner through AHT Res II GP, Inc., a Virginia corporation and AHT Res II LP, Inc., a Virginia corporation, of 100% equity of Marriott Residence Inn II Limited Partnership ("Owner"), which owns twenty-two (22) Residence Inn by Marriott Hotels (collectively, the "Inns" or individually, an "Inn"), as more particularly described in Section 1.01 hereof) which are being operated under the trade name "Residence Inn" or "Residence Inn by Marriott" or "Marriott Residence Inn," located upon the twenty-two parcels of real property (collectively, the "Sites" or individually, a "Site") described on Exhibit A attached to this Agreement and incorporated herein. Each Site is improved by buildings containing guest suites, a GATEHOUSE (a registered trademark of Manager) building containing a common area lobby, meeting rooms and administrative offices, and certain other amenities and related facilities (the "Buildings"). Each respective Site and the Buildings thereon are collectively referred to as an "Inn," as more particularly described in Section 1.01 hereof.

         B. Owner has leased to Lessee and Lessee has leased from Owner the Inns pursuant to that certain Master Lease Agreement of even date hereof (the "Hotel Lease").

         C. Owner and Manager are parties to that certain Amended and Restated Management Agreement dated as of March 22, 1996, as amended by (i) that certain Working Capital Maintenance and Debt Service Agreement dated March 22, 1996, among Manager and Owner; (ii) that certain Modification, Subordination and Non-Disturbance Agreement, Estoppel, Assignment and Consent dated March 22, 1996, among Manager, Owner, and Nomura Asset Capital Corporation ("Nomura") ("Modification, Subordination and Non-Disturbance Agreement, Estoppel, Assignment and Consent"); (iii) that certain Coordination Agreement dated March 22, 1996, between Owner and Manager; and (iv) that certain Letter Agreement dated October 9, 1998, between Owner and Manager (collectively, the "Old Management Agreement"), pursuant to which Manager manages and operates the Inns for the account of Owner.

         D. Pursuant to that certain Consent, Assignment and Assumption of Management Agreement of even date herewith, Owner has assigned its interest in the Old Management Agreement to Lessee, subject to certain obligations set forth in such Consent, Assignment and Assumption of Management Agreement and that certain Owner Agreement of even date hereof.

         E. Lessee and Manager desire and have agreed to amend and restate the Old Management Agreement in its entirety, upon the terms and conditions set forth in this Agreement. NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt of which is hereby

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acknowledged, Owner and Manager agree to amend and restate the Old Management
Agreement in its entirety as follows:

                                    ARTICLE I

                               DEFINITION OF TERMS

         1.01 Definition of Terms

         The following terms when used in the Agreement shall have the meanings indicated:

         "Accounting Period" shall mean the four (4) week accounting periods having the same beginning and ending dates as Manager's four (4) week accounting periods, except that an Accounting Period may occasionally contain five (5) weeks when necessary to conform Manager's accounting system to the calendar.

         "Actual Debt Service" shall mean during each Fiscal Year (prorated for portions thereof) (a) during the term of the Term Loan, the total annual payments of principal and interest under the Loan Agreement as set forth on Exhibit "C" attached hereto, and (b) during the term of any loan obtained by Owner to finance the Refinanced Principal Amount, the lesser of (i) an amount equal to 10.5% times the Refinanced Principal Amount per Fiscal Year plus amortization of principal during each Fiscal Year on the Refinanced Principal Amount pursuant to a 25 year amortization schedule; or (ii) the actual interest paid or accrued in that Fiscal Year (provided that the rate is a commercially reasonable market interest rate), plus the actual amortization of principal in that Fiscal Year (provided that the amortization rate is a commercially reasonable market rate) on the Refinanced Principal Amount; provided, however, that upon the Termination of this Agreement with respect to a given Inn or Inns (whether in connection with the Sale of the Inn or Inns, or pursuant to other applicable provisions of this Agreement), the Actual Debt Service shall, notwithstanding anything to the contrary in the Loan Agreement or any document

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related thereto, be reduced by the applicable percentage attributable to such
Inn or Inns, as set forth on Exhibit "B" hereto.

         "Additional Inn Investment" shall mean any amounts expended by Owner after the acquisition of title to the Inns by Owner or expended by Lessee, for the following purposes:

           a) to fund the cost of any expansion, previously consented to by Manager, of any Inn;

           b) to fund the cost of any repairs or replacements, with respect to any Inn, which are not covered by insurance proceeds under
                Section 14.01.A;

           c) to fund the cost of any building alterations, improvements, replacements and related expenses, requested by Manager, under
                Section 7.03.A.2; and

           d) to fund any reasonable business needs (not including amounts funded under Section 7.02.E) of Lessee relating to operation of one or more of the Inns, as requested by or otherwise approved by Manager.

         "Additional Inn Investment Loan" shall mean any indebtedness incurred by Owner or by Lessee to fund an Additional Inn Investment or any refinancing thereof.

          "Adjusted Capital Contributions" shall mean the balance, from time to time, of:

          (i)   the Capital Contributions; plus

          (ii) any Additional Inn Investments, other than any Additional Inn Investment funded by an Additional Inn Investment Loan on which debt service constitutes Qualifying Debt Service; less

          (iii) cumulative distributions to the partners of Owner of Net Sales Proceeds and Net Refinancing Proceeds;

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provided, however, that upon the Termination of this Agreement with respect to a given Inn or Inns (whether in connection with the Sale of the Inn or Inns or pursuant to other applicable provisions in this Agreement), the Adjusted Capital Contributions shall be reduced by the amount of any Additional Inn Investment attributable to such Inn or Inns.

     "Administrative Expenses" shall mean, with respect to any Fiscal Year, an annual amount equal to the lesser of (i) the aggregate amount of payments for, or reserves created for payment for, administrative expenses of Owner with respect to such Fiscal Year; or (ii) an amount equal to $350,000 for Fiscal Year 1996, which amount will be increased by the CPI Percentage for each Fiscal Year thereafter.

     "Affiliate" shall mean any individual or entity directly or indirectly through one or more intermediaries, controlling, controlled by or under common control with a party. The term "control," as used in the immediately preceding sentence, means, with respect to a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of the controlled corporation, and, with respect to an entity that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

     "Agreement" shall mean this Amended and Restated Management Agreement between Lessee and Manager with respect to the 22 Inns listed on Exhibit "A" hereto.

     "Annual Operating Projection" shall have the meaning ascribed to it in
Section 8.03.

     "Average Revenue Index" shall mean the sum of the Revenue Index for each Inn that has not been previously Terminated hereunder (whether in connection with a Sale of the Inn or Inns, or pursuant to other applicable provisions of this Agreement) divided by the total number of Inns

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that have not been previously Terminated hereunder (whether in connection with a
Sale of the Inn or Inns, or pursuant to other applicable provisions of this Agreement).

     "Average Revenue Index Threshold" shall mean the sum of the Revenue Index Threshold for each Inn that has not been previously Terminated hereunder (whether in connection with a Sale of the Inn or Inns, or pursuant to other applicable provisions of this Agreement) divided by the total number of Inns that have not been previously Terminated hereunder (whether in connection with a Sale of the Inn or Inns, or pursuant to other applicable provisions of this Agreement).

     "Average Revenue Per Available Room" shall mean the sum of the Revenue per Available Room for the hotels in the Competitive Set for the Inn in question divided by the total number of hotels in the Competitive Set for the Inn in question.

     "Base Management Fee" shall mean an amount payable to Manager, subject to the provisions of Article V hereof, for the following services hereunder: corporate planning and policy services, financial planning and corporate financial services, risk planning and insurance services, corporate executive management, legislative and governmental representation, in-house legal services and protection of the "Marriott" trade name and trademarks. Such amount shall be equal, during any given Fiscal Year (or portion thereof), to two percent (2%) of Gross Revenues.

     "Bossier City Inn" shall mean the Residence Inn by Marriott located in Shreveport/ Bossier City, Louisiana, which is owned by Bossier RIBM Two LLC and managed by Manager pursuant to the terms of that certain Management Agreement dated March 22, 1996.

     "Building" shall have the meaning ascribed to it in the Recitals.

     "Building Estimate" shall have the meaning ascribed to it in Section
7.03.A.

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     "Capital Contributions" shall mean Sixty-nine Million Two Hundred
Forty-three Thousand Dollars ($69,243,000); provided, however, that upon the Termination of this Agreement with respect to a given Inn or Inns (whether in connection with the Sale of the Inn or Inns or pursuant to other applicable provisions in this Agreement), the amount of Capital Contributions shall be reduced by the applicable percentage attributable to such Inn or Inns as set forth on Exhibit "B" hereto.

     "Chain Services" shall have the meaning ascribed to it in Section 10.02.

     "Competitive Set" shall mean the group of hotels which are chosen as competitive to the Inn, being the hotels that are generally within the same hotel market segment as the Inn. As of the Amendment Date, the parties agree that the Competitive Set shall consist of the hotels listed on Exhibit E for each of the Inns. If any of such hotels, subsequent to the Amendment Date, either changes its chain affiliation or ceases to operate or otherwise ceases to reflect the general criteria set forth in the first sentence of this definition, Lessee and Manager agree to mutually, reasonably and in good faith, discuss appropriate changes to the foregoing list of the hotels that shall comprise the Competitive Set. Disputes regarding such changes to the Competitive Set will be resolved by the Expert in accordance with the provisions of Section 19.10.

     "Computer Lease" means a lease or other agreement under which computer equipment located in one or more Inns is leased to Lessee or to Manager, as agent for Lessee (including the license, if any, of operating software therefore).

     "Contingent Management Fees (IMF)" shall mean the cumulative total (which shall not bear interest) of those portions of any Incentive Management Fees for each Fiscal Year (or portion thereof) which are not paid to Manager in such Fiscal Year owing to the limitations set forth in Section 5.02 hereof, plus the remaining unpaid balance (which shall not bear interest) of

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those portions of the Contingent Management Fees (IMF) allocable to the Inns which were not paid to Manager pursuant to the provisions of the Old Management Agreement.

     "CPI Percentage" shall mean the percentage by which the "Consumer Price Index for All Urban Consumer (CPI-U); U.S. City Average, 1982-84=100, All Items" (or appropriate substitute index if such index is no longer published) (the "CPI") for November of the previous Fiscal Year exceeds the CPI for November 1996.

     "Debt Service Reserve Account" shall have the meaning ascribed to it in the exhibit entitled "Cash Management Procedures", which is an exhibit to the Modification, Subordination and Non-Disturbance Agreement, Estoppel, Assignment and Consent.

     "Deductions" shall have the meaning ascribed to it in the definition of Operating Profit.

     "Defeasance Deposits" shall have the meaning ascribed to it in the Loan Agreement.

     "Effective Date" shall mean December 29, 1988, which is the date on which Owner first acquired fee title to one or more of the Inns.

     "Equipment Leases" shall mean all or any FF&E Leases, Telephone Leases, Computer Leases, TV System Leases and motor vehicle leases.

     "Expert" shall mean an independent, nationally recognized hotel consulting firm or individual who is qualified to resolve the issue in question, or a nationally recognized accounting firm with a hospitality division (other than an accounting or consulting firm with a then existing relationship with Manager, Lessee or their respective Affiliates), who is appointed in each instance by agreement of the parties or, failing agreement, each party shall select one (1) such nationally recognized consulting firm, accounting firm or individual, as the case may be, and the two (2) respective firms and/or individuals so selected shall select another such nationally recognized consulting firm, accounting firm or individual, as the case may be, to be the Expert.

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Each party agrees that it shall not appoint an individual as an Expert hereunder if the individual is, as of the date of appointment or within six (6) months prior to such date, employed by such party, either directly or as a consultant or accountant, in connection with any other matter. In the event that either party calls for an Expert determination pursuant to the terms hereof, the parties shall have ten (10) days from the date of such request to agree upon an Expert and, if they fail to agree, each party shall have an additional ten (10) days to make its respective selection of a firm or individual, and within ten
(10) days of such respective selections, the two (2) respective firms and/or individuals so selected shall select another such nationally recognized consulting firm, accounting firm or individual, as the case may be, to be the Expert. If either party fails to make its respective selection of a firm or individual within the ten (10) day period provided for above, then the other party's selection shall be the Expert. Also, if the two (2) respective firms and/or individuals so selected shall fail to select a third nationally recognized consulting firm, accounting firm or individual to be the Expert, then such Expert shall be appointed by the American Arbitration Association and shall be a qualified person having at least ten (10) years recent professional experience as to the subject matter in question.

     "FF&E" shall mean furniture, furnishings, fixtures, vehicles, carpeting and equipment, but shall not include Fixed Asset Supplies.

     "FF&E Lease" means a lease of any FF&E located in one or more Inns other than a TV System Lease, a Telephone Lease, a Computer Lease, or a lease of a motor vehicle used primarily for transporting Inn guests.

     "First Priority Return" shall mean an annual non-cumulative amount retained by Lessee out of certain portions of Operating Profit, as set forth in Section
5.02 hereof, equal to $75,000 plus ten percent (10%) of the balance, from time to time, of (i) Capital Contributions, plus

                                       9

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(ii) any Additional Inn Investments made after the Amendment Date, other than any Additional Inn Investments funded by Additional Inn Investment Loans; provided, however, that upon the Termination of this Agreement with respect to a given Inn or Inns (whether in connection with the Sale of the Inn or Inns, or pursuant to other applicable provisions of this Agreement), the First Priority Return, as used thereafter, shall be reduced by the applicable percentage for such Inn or Inns, as set forth in Exhibit "D" hereto.

     "Fiscal Year" shall mean Manager's Fiscal Year which now ends at midnight on the Friday closest to December 31 in each calendar year; the new Fiscal Year begins on the Saturday immediately following said Friday. Any partial Fiscal Year between the Effective Date and the commencement of the first full Fiscal Year shall constitute a separate Fiscal Year. A partial Fiscal Year between the end of the last full Fiscal Year and the Termination of this Agreement shall also constitute a separate Fiscal Year. If Manager's Fiscal Year is changed in the future, appropriate adjustment to this Agreement's reporting and accounting procedures shall be made; provided, however, that no such change or adjustment shall alter the term of this Agreement or in any way reduce the distribution of Operating Profit or other payments due hereunder.

     "Fixed Asset Supplies" shall mean items included within "Property and Equipment" under the Uniform System of Accounts including, but not limited to, linen, china, glassware, tableware, uniforms, and similar items, whether used in connection with public space or suites.

     "Force Majeure" shall have the meaning ascribed to it in Section 14.03 hereof.

     "Gross Revenues" shall mean all revenues and receipts of every kind derived from operating the Inns and all departments and parts thereof, including, but not limited to: income (from both cash and credit transactions) from rental of rooms, stores, offices, exhibit or sales space of every kind; license, lease and concession fees and rentals (not including gross receipts

                                       10

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of licensees, lessees and concessionaires); income from vending machines; health club membership fees; food and beverage sales; wholesale and retail sales of merchandise (except as otherwise provided in Section 7.02.C hereof with respect to the sale of FF&E), service charges, and proceeds, if any, from business interruption or other loss of income insurance; provided, however, that Gross Revenues shall not include: (i) gratuities to employees of any of the Inns; (ii) federal, state or municipal excise, sales or use taxes or similar Impositions collected directly from patrons or guests or included as part of the sales price of any goods or services; (iii) Net Refinancing Proceeds or Net Sales Proceeds;
(iv) proceeds from the sale of FF&E; (v) interest received or accrued with respect to the funds in the Reserve or the other operating accounts of the Inns; or (vi) any refunds, rebates, discounts and credits of a similar nature, given, paid or returned in the course of obtaining Gross Revenues or components thereof.

       "Impositions" shall have the meaning ascribed to it in Section 12.01.

       "Incentive Management Fee" shall mean an amount which equals fifteen percent (15%) of Operating Profit in any Fiscal Year in which the total Operating Profit is less than the Operating Profit Objective, and twenty-three and one-half percent (23.5%) of Operating Profit in any Fiscal Year in which the total Operating Profit equals or exceeds the Operating Profit Objective, provided that cumulative Incentive Management Fees shall not exceed twenty percent (20%) of cumulative Operating Profit during the period in which the Inns are owned by the Owner. Payment of the Incentive Management Fee to Manager shall be subject to the provisions of Article V hereof.

       "Initial Term" shall have the meaning ascribed to it in Section 4.01.

       "Inn" or "Inns" shall refer individually or collectively to the twenty two (22) inns located on the twenty two (22) Sites described on Exhibit "A" hereto. The term "Inn" or "Inns" shall

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incorporate not only the Site or Sites but also all easement or other appurtenant rights thereto, together with the Buildings and all other improvements constructed or to be constructed thereon, and all FF&E and Fixed Asset Supplies installed or located therein.

       "Inn Term" shall have the meaning ascribed to it in Section 4.01.

       "Inventories" shall mean "Inventories" as defined in the Uniform System of Accounts, such as, but not limited to, provisions in storerooms, refrigerators, pantries and kitchens; beverages in wine cellars and bars; other merchandise intended for sale; fuel; mechanical supplies; stationery; and other expensed supplies and similar items.

       "Lender" shall mean Nomura, or its successors or assigns.

       "Loan Agreement" shall mean that certain Loan Agreement dated March 22, 1996, entered into between Owner and Lender regarding the Term Loan.

       "Management Agreement" shall have the same meaning as "Agreement".

       "Manager" shall have the meaning ascribed to it in the Preamble hereto.

       "Manager Loans" shall have the meaning ascribed to it in Section 5.05.

       "Marketing Fund" shall mean that certain fund (or any successor to such fund) maintained by Manager, Marriott, or a Marriott Affiliate, in its capacity as franchisor of the System, to pay for the following System costs: all costs associated with developing, preparing, producing, directing, administering, conducting, maintaining and disseminating advertising, marketing, promotional and public relations materials, programs, campaigns, sales and marketing seminars and training programs, and similar activities of every kind and nature, including the Residence Inn directory; conducting market research; and paying the central operational costs of the Residence Inn reservation system; provided, however, that any costs described in this definition of Marketing Fund may, at the option of Manager and any association which may be

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formed by the Residence Inn by Marriott franchisees, be charged directly to each inn in the System on the basis of actual use by or benefit to each inn and, in such event, shall become Deductions. As of the Amendment Date, the current system-wide charge is two and one-half percent (2.5%) of Suite Revenues. The actual advertising and marketing program activities that will be supported by the Marketing Fund may change and shall be determined by Marriott. Commencing with Fiscal Year 2002, the system-wide charge shall not be increased without a majority vote by members of The Residence Inn Association or its successor in favor of such increase.

       "Marriott" shall mean Marriott International, Inc., the corporate parent of Manager.

       "Marriott Affiliate" shall mean an Affiliate of Marriott.

       "Maturity Date" shall mean March 11, 2022, which is the original stated maturity date of the indebtedness incurred by Owner pursuant to the Term Loan, or, if earlier, the date of any refinancing or prepayment of such indebtedness.

       "Net Refinancing Proceeds" shall mean the cumulative full amount disbursed (in one or more advances) under any loan or loans obtained by Owner, from time to time, to the extent such disbursement or disbursements are not used for the following purposes: (i) simultaneous repayment of other indebtedness of Owner; (ii) commercially reasonable transaction costs; and (iii) the payment of, or creation of reserves deemed necessary in the reasonable discretion of Owner for, Administrative Expenses.

       "Net Sales Proceeds" shall mean the cumulative net proceeds received by Owner, from time to time, from any one or more of the following: (i) any Sale of an Inn; (ii) the exchange, condemnation, eminent domain taking, casualty or other disposition of any of (or any portion of) the Inns or the Sites; or (iii) the liquidation of Owner's property interest in the Inns in connection with a dissolution of Owner. The phrase "net proceeds," as used in the foregoing sentence, shall mean the gross proceeds received from any of the foregoing to the extent such gross proceeds are not used for the following purposes: (i) simultaneous repayment of indebtedness secured by the Inn or Inns being sold (or the pro rata portion of indebtedness secured by all the Inns) or restoration of the Inn in the case of a condemnation, eminent domain proceeding, or casualty;
(ii) commercially reasonable transaction costs; and (iii) the payment of, or creation of reserves deemed necessary in the reasonable discretion of Owner for, Administrative Expenses of Owner. The term "Net Sales Proceeds" shall not include proceeds from dispositions of FF&E described in Section 7.02.C hereof.

       "Operating Loss" shall mean a negative Operating Profit.

       "Operating Profit" shall mean the excess of Gross Revenues over the following deductions ("Deductions") incurred by Manager, on behalf of Lessee, in operating the Inns:

       1. The cost of sales including salaries, wages (including accruals for year-end bonuses to key management employees), fringe benefits, payroll taxes and other costs related to employees of each Inn (the foregoing costs shall not include salaries and other employee costs of executive personnel of Manager who do not work at one of the Inns on a regular basis; except that the foregoing costs shall include the allocable portion of the salary and other employee costs of any general manager or other supervisory personnel (not including regional vice-presidents or regional sales people) assigned to a "cluster" of hotels and inns which includes one or more of the Inns);

       2. Departmental expenses, administrative and general expenses and the cost of marketing, advertising and business promotion, heat, light and power, and routine repairs, maintenance and minor alterations treated as Deductions under Section 7.01;

       3. The cost of Inventories and Fixed Asset Supplies consumed in the operation of each Inn;

       4. A reasonable reserve for uncollectible accounts receivable as determined by Manager;

       5. All costs and fees of independent accountants or other third parties who perform services required or permitted hereunder;

       6. All costs and fees of technical consultants and operational experts for specialized services;

       7. The Residence Inn System Fee;

       8. The Base Management Fee;

       9. The Inns' pro rata share of costs and expenses incurred by Manager in providing Chain Services;

       10. Insurance costs and expenses as provided in Article XI;

       11. Taxes, if any, payable by or assessed against Manager related to this Agreement or to Manager's operation of the Inns (exclusive of Manager's income taxes) and all Impositions;

       12. The contributions to the Repairs and Equipment Reserve which are required pursuant to Section 7.02;

       13. The contributions required to be made, as they may change from time to time, to the Marketing Fund in order for the Inns to remain members of the System (such contributions are presently two and one-half percent (2.5%) of Suite Revenues); and

       14. Such other costs and expenses as are specifically provided for elsewhere in this Agreement or are otherwise reasonably necessary for the proper and efficient operation of the Inns.

         "Operating Profit Objective" shall mean the amount of Twenty-four Million Seven Hundred Seventy-six Thousand Dollars ($24,776,000) provided, however, that upon the Termination of this Agreement with respect to a given Inn or Inns (whether in connection with the Sale of the Inn or Inns, or pursuant to other applicable provisions of this Agreement), the Operating Profit Objective shall be reduced by the applicable percentage attributable to such Inn or Inns, as set forth on Exhibit "B" hereto.

         "Operative Principal Amount" shall mean the principal amount outstanding under the Loan Agreement as of the Maturity Date, which amount shall be deemed to have been reduced if not actually reduced by the amount of all Defeasance Deposits.

         "Original Management Agreement" shall mean that certain Management Agreement between Owner and Manager with an execution date of November 23, 1988.

         "Owner" shall have the meaning ascribed to it in the Preamble.

         "Owner's Capital Return" shall mean the sum of: (a) an amount which, when added to all previous or simultaneous retentions or receipts by Owner of Operating Profit (less the aggregate amount of Qualifying Debt Service (including that portion of Qualifying Debt Service paid by Owner pursuant to the Original Management Agreement allocable to the 22 Inns based on the allocation of the purchase price paid by Owner for the purchase of the 22 Inns and the Bossier City Inn) and Administrative Expenses paid or repaid by Owner (or reserved for) out of such Operating Profit), Net Sales Proceeds and Net Refinancing Proceeds, equals a cumulative return on the weighted average Adjusted Capital Contributions, from time to time, of twelve percent (12%) per annum from the Effective Date through the date such Net Sales Proceeds or Net Refinancing Proceeds are realized; plus (b) an amount which equals the Adjusted Capital

Contributions as of the date on which such Net Sales Proceeds or Net Refinancing Proceeds are realized by Owner.

         "Partnership Filing Period" shall mean such period of time (not to exceed seventy-five (75) days) after the close of each Fiscal Year within which the Lessee must receive final accounting statements from Manager with respect to such Fiscal Year in order for Owner to have a reasonable period of time within which to prepare and make all required filings with the Securities and Exchange Commission and other applicable governmental agencies.

         "Prime Rate" shall mean the base rate of interest announced from time to time by Deutsche Bank AG, New York, New York.

         "Prospectus" shall have the meaning ascribed to it in Section 19.11.

         "Qualifying Debt Service" shall mean:

         1. As to any Fiscal Year (prorated for portions thereof) during the term of this Agreement, the Actual Debt Service; plus

         2. The interest and principal actually paid or accrued (provided that the terms of each such loan are commercially reasonable) pursuant to Additional Inn Investment Loans. In no event, however, shall "Qualifying Debt Service" include, with respect to any indebtedness incurred to fund any Additional Inn Investment: (i) any balloon payments; or (ii) that portion of any such indebtedness which is incurred for the purpose of distributing the same to the partners of Owner; provided, however, that upon the Termination of this Agreement with respect to a given Inn or Inns (whether in connection with a Sale of the Inn or Inns, or pursuant to other applicable provisions of this Agreement), Qualifying Debt Service shall be reduced by interest and principal on any (or any portion of any) Additional Inn Investment Loans attributable to such Inn or Inns. The term "balloon payments," as used in this Agreement, shall mean any repayments or prepayments of principal in any given Fiscal Year (regardless of whether the borrower is permitted or obligated to make same) to the extent that such repayments or prepayments exceed five percent (5%) per year of the outstanding principal amount of such indebtedness as of the date of full disbursement thereof to the borrower thereunder; minus

         3. The interest and principal actually paid or accrued (provided that the terms of each such loan are commercially reasonable) pursuant to Additional Inn Investment Loans that are included in the calculation of the Actual Debt Service as an element of the Refinanced Principal Amount or otherwise.

         "Refinanced Principal Amount" shall mean that portion of the principal amount of indebtedness incurred by Owner to refinance the debt outstanding under the Loan Agreement and all Additional Inn Investment Loans attributable to the Inns then subject to this Agreement being refinanced concurrently therewith as shall be equal to the sum of: (a) the Operative Principal Amount, plus (b) the outstanding principal balances of Additional Inn Investment Loans being refinanced, plus (c) commercially reasonable transaction costs and loan origination fees relating to such refinancing, but only to the extent such costs and fees do not exceed, in the aggregate, two percent (2%) of the aggregate of the Operative Principal Amount plus the outstanding principal balances of Additional Inn Investment Loans begin refinanced.

         "Renewal Term" or "Renewal Terms" shall have the meaning ascribed to it in Section 4.01.

         "Repairs and Equipment Reserve" shall have the meaning ascribed to it in Section 7.02.A.

         "Repairs and Equipment Estimate" shall have the meaning ascribed to it in Section 7.02.D.

         "Replacement FF&E" shall mean the items enumerated in paragraphs (1) and (2) of Section 7.02.A.

         "Reserve" shall have the meaning ascribed to it in Section 7.02.A.

         "Residence Inn System Fee" shall mean an amount paid to Manager for the following services hereunder: divisional financial services; product planning and development; employee planning; protection of the "Marriott Residence Inn" "Residence Inn by Marriott," and "Residence Inn" trade names, trademarks, logos and service marks; and the services of Manager's technical and operational experts making periodic inspection and consultation visits to the Inns (but not the services of the personnel of the Architecture and Construction Division of Marriott providing architectural, technical or procurement services for any Inn, which shall be treated as a Deduction described in subsection 6 of the definition of "Operating Profit"). Such amount shall be equal, during any given Fiscal Year (or portion thereof), to four percent (4%) of Suite Revenues.

         "Revenue Data Publication" shall mean Smith's STAR Report, a monthly publication distributed by Smith Travel Research, Inc. of Gallatin, Tennessee, or an alternative source, reasonably satisfactory to both parties, of data regarding the Revenue Per Available Room of hotels in the general trade area of the Inn. If such Smith's STAR Report is discontinued in the future, or ceases (in the reasonable opinion of either Lessee or Manager) to be a satisfactory source of data regarding the Revenue Per Available Room of various hotels in the general trade area of the Inn, Manager shall select an alternative source for such data, subject to Lessee's approval. If the parties fail to agree on such alternative source within a reasonable period of time, the matter shall be resolved by the Expert in accordance with the provisions of Section 19.10.

         "Revenue Index" shall mean that fraction that is equal to (a) the Revenue Per Available Room for the Inn divided by (b) the Average Revenue Per Available Room for the hotels in the Competitive Set for such Inn, as set forth in the Revenue Data Publication. Appropriate adjustments to the Revenue Index shall be made in the event of a major renovation of the Inn.

         "Revenue Index Threshold" shall mean a fraction equal to one hundred
(100) divided by one hundred (100), or 1.00 as a decimal. However, if the entry of one or more hotels into the Competitive Set for an Inn (or the removal of one or more hotels from the Competitive Set for an Inn) causes significant variations in the Revenue Index that do not reflect the Inn's true position in the relevant market, appropriate adjustments shall be made to the Revenue Index Threshold by mutual consent of Lessee and Manager.

         "Revenue Per Available Room" shall mean (i) the term "revenue per available room" as defined by the Revenue Data Publication, or (ii) if the Revenue Data Publication is no longer being used (as more particularly set forth in the definition of "Revenue Data Publication"), the aggregate gross room revenues of the Inn in question for a given period of time divided by the total room nights for such period. If clause (ii) of the preceding sentence is being used, a "room" shall be an available inn guest room that is keyed as a single unit.

         "Sale of an Inn" or "Sale of the Inns" shall mean any sale, assignment, transfer or other disposition, for value or otherwise, voluntary or involuntary, of Owner's and/or Lessee's title to one or more of the Inns and/or the Sites (either fee or leasehold title, as the case may be). For purposes of this Agreement, a "Sale of the Inn" shall also include (i) a lease (or sublease) of the Inns or Sites and (ii) any sale, transfer, or other disposition, for value or otherwise, in a single transaction or a series of related transactions, of the controlling interest in Owner or Lessee. The phrase "controlling interest" shall mean the right (through equity ownership, by contract, or by any other arrangement) to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of Owner or Lessee, as the case may be, or, if Owner or Lessee is a partnership, of the general partner (or managing partner, if more than one) of Owner or Lessee, as the case may be. Notwithstanding the foregoing, the term "Sale of the Inns" shall not be deemed or construed to include (i) any transfer, conversion or exchange of publicly-held or publicly-traded securities of Owner's ultimate parent entity, by operation of law or otherwise, or any issuance of additional securities of Owner's ultimate parent entity; (ii) any sale, assignment, transfer or other disposition of the Inn or the Site by Owner or Lessee to an Affiliate of Owner, provided that, a subsequent sale, assignment, transfer, lease, sublease or other disposition of the Inns or Sites by or a change in "controlling interest" of such Affiliate would constitute a "Sale of the Inns";
(iii) a collateral assignment intended to provide security for a loan; or (iv) the lease of the Inns by Owner to Lessee under the Hotel Lease; provided that, with respect to clauses (i) and (ii) of this sentence, if Manager believes (and so states in writing to Lessee) that any one or more of the following is true:
(a) that the proposed purchaser is engaged in the business of operating (as distinguished from owning or financing) hotels or other lodging facilities in competition with Manager, Marriott or any Marriott Affiliate; (b) that the proposed purchaser is known as being of bad moral character or is in control of or controlled by persons known as being of bad moral character, or (c) that the financial condition and prospects of the proposed purchaser are not adequate to discharge the obligations of Lessee under this Agreement, Manager shall have the right to terminate this Agreement, by written notice to Lessee, with respect to such Inn or Inns.

         "Second Priority Return" shall mean an annual non-cumulative amount retained by Lessee out of certain portions of Operating Profit, as set forth in
Section 5.02 hereof, equal to five percent (5%) of the balance from time to time, of:

         (i)   the Capital Contributions; plus

         (ii) any Additional Inn Investments made prior to the Amendment Date, other than any Additional Inn Investments funded by Additional Inn Investment Loans; less

         (iii) cumulative distributions to the partners of Owner of Net Sales Proceeds and Net Refinancing Proceeds;

provided, however, that upon the Termination of this Agreement with respect to a given Inn or Inns (whether in connection with the Sale of the Inn or Inns, or pursuant to other applicable provisions of this Agreement), the Second Priority Return, as used thereafter, shall be reduced by the applicable percentage for such Inn or Inns, as set forth in Exhibit "D" hereto.

         "Site" or "Sites" refer individually or collectively to the parcels of land whose addresses are set forth on Exhibit "A" attached hereto and incorporated herein.

         "Suite Revenues" shall mean that portion of the Gross Revenues of any Inn, or of all of the Inns, which is attributable to the rental of guest suites.

         "System" shall mean all inns which are operated under the "Residence Inn by Marriott," "Residence Inn" or "Marriott Residence Inn" trade names.

         "Telephone Lease" means any lease of the telephones and/or other telecommunication systems and equipment located in one or more Inns.

         "Term Loan" shall mean the term loan in the principal amount of One Hundred Forty Million Dollars ($140,000,000) provided to Owner by Lender to refinance the Inns.

         "Termination" shall mean the expiration or sooner cessation of the Agreement with respect to a given Inn or Inns.

         "Total Original Cost" shall mean the amount of One Hundred Eighty-six Million Nine Hundred Thirty-two Thousand Dollars ($186,932,000); provided, however, that upon the Termination of this Agreement with respect to a given Inn or Inns (whether in connection with a Sale of the Inn or Inns or pursuant to other applicable provisions of this agreement), the Total Original Cost, as used thereafter, shall be reduced by the applicable percentage attributable to such Inn or Inns, as set forth on Exhibit "B".

         "Trade Names" shall have the meaning ascribed in Section 9.01.

         "TV System Lease" means a lease or other agreement under which equipment (excluding television sets) for the transmission into Inn suites or televised programming is leased or otherwise provided, regardless of whether such lease or other agreement contains a right or option to purchase such equipment.

         "Uniform System of Accounts" shall mean the Uniform System of Accounts for Hotels, Ninth Revised Edition, 1996, as published by the Hotel Association of New York City, Inc.

         "Working Capital" shall mean funds which are reasonably necessary for the day-to-day operation of the business of the Inns, including, without limitation, amounts sufficient for the maintenance of change and petty cash funds, operating bank accounts, receivables, payrolls, prepaid expenses and funds required to maintain Inventories, less accounts payable and accrued current liabilities.

                                END OF ARTICLE I

                                   ARTICLE II

                             APPOINTMENT OF MANAGER

         2.01  Appointment

         Lessee hereby appoints and employs Manager as Lessee's exclusive agent to supervise, direct and control the management and operation of the Inns for the term provided in Article IV. Manager accepts said appointment and agrees to manage the Inns during their respective Inn Terms in accordance with the terms and conditions hereinafter set forth. The performance of all activities by Manager hereunder shall be for the account of Lessee. Manager may not delegate its duties hereunder except to Marriott or a Marriott Affiliate which satisfies the requirements of Section 17.01.A.1 hereof.

         2.02  Delegation of Authority

         The operations of the Inns shall be under the exclusive supervision and control of Manager which, except as otherwise specifically provided in the Agreement, shall be responsible for the proper and efficient operation of the Inns. Manager shall have discretion and control, free from interference, interruption or disturbance, in all matters relating to management and operation of each Inn, including, without limitation, charges for rooms and commercial space, credit policies, food and beverage services, employment policies, granting of concessions or leasing of shops and agencies within each Inn, receipt, holding and disbursement of funds, maintenance of bank accounts, procurement of Inventories, supplies and services, promotion and publicity and, generally, all activities necessary for operation of the Inns. Manager shall be entitled to contract with companies that are Marriott Affiliates (or companies in which Manager has an ownership interest if such interest is not sufficient to make such a company a Marriott Affiliate) to provide goods and/or services to the Inns; provided that the prices and/or terms for such goods and/or services are competitive. Additionally, Manager may contract for the purchase of goods and services for the Inns with third parties that have other contractual relationships with Manager and Marriott Affiliates, so long as the prices and terms are competitive. In determining, pursuant to the foregoing, whether such prices and/or terms are competitive, they will be compared to the prices and/or terms which would be available from reputable and qualified parties for goods and/or services of similar quality, and the goods and/or services which are being purchased shall be grouped in reasonable categories, rather than being compared item by item. The prices paid may include overhead and the allowance of a reasonable return to Marriott Affiliates (or companies in which Manager has an ownership interest if such interest is not sufficient to make such a company a Marriott Affiliate). Lessee acknowledges and agrees that, with respect to any purchases of goods or services pursuant to this Section 2.02 and subject to the foregoing qualification that prices and/or terms are competitive, Marriott Affiliates may retain as part of the reasonable return those allowances, credits, rebates, commissions and discounts received with respect to any such purchases, provided that, such allowances, credits, rebates, commissions and discounts that are in excess of the reasonable return shall be paid or credited to Lessee.

         2.03  Licenses and Permits

         A. Lessee agrees upon request by Manager to sign promptly and without charge applications for licenses, permits or other instruments necessary for operation of each Inn, which applications shall be prepared by Manager as necessary from time to time.

         B. Manager shall have the option to terminate the Agreement with respect to a given Inn, at any time, upon one hundred twenty (120) days' written notice to Lessee, in the event of a withdrawal or revocation, by any lawful governing body having jurisdiction thereof, of any license or permit that materially affects the operation of the Inn provided: (i) such withdrawal or revocation is not the fault of Manager, but rather is due to circumstances beyond Manager's reasonable control; (ii) all applicable appeals to higher governmental authorities regarding such withdrawal or revocation have been exhausted; and (iii) Manager has made every reasonable effort to obtain a substitute license or permit that would allow for the continued operation of such Inn as a first-class facility in accordance with Manager's standards for Residence Inn by Marriott hotels.

         2.04  Non-Discrimination

         The parties recognize that Manager, Marriott and Marriott Affiliates either own or manage other hotels and inns. Certain of these hotels and inns, now or in the future, may be located within the general geographical area of one or more of the Inns. Manager shall institute reasonable internal controls and procedures to ensure that no favoritism shall be accorded to such other hotels or inns on the basis of the ownership thereof and that, at all times during the term of this Agreement, Manager will operate the various hotels or inns under its management, including the Inns, in a non-discriminatory manner.

                                END OF ARTICLE II

                                   ARTICLE III

                              OWNERSHIP OF THE INNS

         3.01  Ownership of the Inns

         A. Lessee hereby covenants that it will have, keep and maintain its leasehold interest, and that it will cause Owner to keep and maintain its fee title to the Site of each Inn and such Inn free and clear of any and all liens, encumbrances or other charges, except as follows:

               1. Easements or other encumbrances (other than those described in subsections 2, 3 and 4 hereof) that do not materially adversely affect the operation of any Inn by Manager, including, without limitation, any encumbrances or other defects of title subject to which title was conveyed to Owner;

               2. Mortgages, deeds of trust or similar security instruments or like instruments ("Mortgages") which: (i) contain a provision reasonably acceptable to Manager's counsel that this Agreement will not be subject to forfeiture or Termination other than in accordance with the terms hereof, notwithstanding a default under such Mortgage; and either (ii) secure either (x) any indebtedness on which all or a portion of the payments constitute Qualifying Debt Service, or (y) debt incurred for distribution to the partners of Owner; or
(iii) secure any amount due under the Loan Agreement;

               3. Liens for taxes, assessments, levies or other public charges not yet due or that are being contested in good faith; and

               4. Liens, encumbrances, or other charges resulting from Manager's acts.

         B. Provided Manager is not in monetary default under this Agreement, Lessee shall pay and discharge, or cause Owner to pay and discharge (whichever is applicable), on or before the due date, any and all installments of principal and interest due and payable upon any

Mortgage described in this Section (including, without limitation, any amounts owed under the Loan Agreement) and shall indemnify Manager from and against all claims, litigation and damages other than damages representing Manager's lost profits) arising from the failure to make such payments as and when required.

                               END OF ARTICLE III

                                   ARTICLE IV

                                      TERM

         4.01  Term

         A. The term of this Agreement shall be from the Effective Date to the expiration of the Inn Term (as defined in subsection B below) for the last Inn to which this Agreement applies.

         B. With respect to each Inn, the "Inn Term" shall consist of an "Initial Term" and the "Renewal Term(s)". The "Initial Term" shall begin on the Effective Date, or such later date as Owner assumed title to such Inn, and shall continue until December 28, 2012. Each Inn Term may thereafter be renewed by Manager, at its sole option, (on the same terms and conditions contained herein, except as set forth in the final sentence of this Section 4.01.B), for one (1) period of five (5) Fiscal Years followed by each of four (4) successive periods of ten (10) Fiscal Years each ("Renewal Terms"), provided that (i) Manager exercises its renewal option with respect to at least eighty percent (80%) of the Inns that have not been previously terminated hereunder that either (a) meet the then-current brand standards employed for the System or (b) are subject to property improvement programs reasonably required by Manager, and (ii) an "event of default" by Manager has not occurred under Section 15.01 hereof (or, if such an "event of default" has occurred, that it is being cured in accordance with the provisions of Section 15.01 or 15.02 hereof). If Manager elects to exercise such option to renew as to any or all of the Inns, it shall give Owner notice to that effect at least eighteen (18) months prior to the expiration of the then current Inn Term with respect to such Inn or Inns. If Manager does not elect to renew the term of this Agreement, as to one or more of the Inns, on the expiration of the then current Inn Term with respect to such Inn or Inns, Manager shall continue to manage such Inn or Inns during the final eighteen (18) months of their respective Inn Terms, unless, during such eighteen (18) month period, Owner effects a sale of such Inn or Inns or secures a new manager therefore, in which case the respective Inn Terms of such affected Inns shall be prematurely terminated, as of the date of such sale or the effective date of such new management contract so long as Owner has given Manager at least seventy-five (75) days prior written notice of such sale date. In the event Manager elects to renew as to some, but not all, of the Inns, the adjustments described in subsections B through E of Section 18.02 shall be made to this Agreement. Manager agrees that upon completion of the improvements set forth in the capital expenditure plan that is current as of the Amendment Date all of the Inns subject thereto will be deemed to comply with the brand standards generally employed for the System that are current as of the end of the Initial Term.

         4.02  Performance Termination

         A.    1.   Commencing with the Effective Date and continuing until the end of Fiscal Year 2003, subject to the provisions of Section 4.02.B and C below, Lessee shall have the option to terminate this Agreement with respect to all of the Inns if, with respect to any three (3) consecutive Fiscal Years during the aforementioned period, the average of the Operating Profit (computed, for purposes of this Section 4.02.A only, without deducting any Impositions) for all of the Inns does not equal or exceed eight percent (8%) of the sum total of
(i) the Total Original Cost, and (ii) any Additional Inn Investments previously made with respect to the Inns that were subject to this Agreement during the relevant periods.

               2. Commencing with Fiscal Year 2004 and continuing until the end of the term of this Agreement, subject to the provisions of Section 4.02 B and C below, Lessee shall have the option to terminate this Agreement with respect to all of the Inns if, with respect to any two (2) consecutive Fiscal Years during the aforementioned period:

               (i)  The average Operating Profit computed for purposes of this
         Section 4.02A only, (without deducting any Impositions) for all of the Inns does not equal or exceed eight percent (8%) of the sum total of
         (i) the Total Original Cost, and (ii) any Additional Inn Investments previously made with respect to any Inn; and

               (ii) The Average Revenue Index for all of the Inns during each such Fiscal Year is less than the Average Revenue Index Threshold for such Fiscal Year.

         B. Such option to terminate shall be exercised by serving written notice thereof on Manager no later than sixty (60) days after the receipt by Lessee of the annual accounting under Section 8.01 hereof for such second or third consecutive Fiscal Year, as the case may be. Such notice shall state the basis on which Lessee asserts the right of termination and shall show all mathematical calculations constituting the basis therefore. If Manager does not elect to avoid termination pursuant to Section 4.02.C below, this Agreement shall terminate as of the end of the second full Accounting Period following the date on which Manager receives Lessee's written notice of its intent to terminate this Agreement. Lessee's failure to exercise its right to terminate this Agreement pursuant to Section 4.02.A during any given Fiscal Year shall not be deemed an estoppel or waiver of Lessee's right to terminate this Agreement as to subsequent Fiscal Years to which this Section may apply.

         C.    Upon receipt of Lessee's written notice of termination under
Section 4.02.B, Manager shall have the option, to be exercised within sixty (60) days after receipt of said notice, to avoid such termination by advancing to Lessee the amount of any deficiency described in Section 4.02.A. If Manager exercises such option, then the foregoing Lessee's election to terminate this Agreement under Section 4.02.A shall be canceled and of no force or effect and this Agreement shall not terminate. Such cancellation, however, shall not affect the right of

Lessee, as to each subsequent Fiscal Year to which Section 4.02.A applies, to again elect to terminate this Agreement pursuant to the provisions of Section 4.02.A (which subsequent election shall again be subject to Manager's rights under this Section 4.02.C). If Manager does not exercise its option to make the advance permitted by this Section 4.02.C, then this Agreement shall be terminated as of the date set forth in Section 4.02.B. Amounts advanced by Manager pursuant to this Section 4.02.C and in connection with a deficiency that has occurred under 4.02.A.1 shall be recovered by Manager, without interest, in subsequent Fiscal Years, in the same manner and with the same priority as Contingent Management Fees (IMF). Amounts advanced by Manager pursuant to this
Section 4.02 C and in connection with a deficiency that has occurred under
Section 4.02 A.2 shall not be recovered by Manager.

         4.03  Actions to be Taken on Termination

         Upon a Termination of this Agreement with respect to any one or more of the Inns, the following shall be applicable:

         A. Manager shall prepare a final accounting statement with respect to such Inn or Inns, as more particularly described in Section 8.01 hereof, dated as of the date of Termination. Within thirty (30) days of the receipt by Lessee of such final accounting statement, the parties will make whatever cash adjustments are necessary pursuant to such final statement. The cost of preparing such final accounting statement shall be a Deduction, unless the Termination occurs as a result of a default by either party, in which case the defaulting party shall pay such cost.

         B. Manager shall release and transfer to Lessee any of Lessee's funds which are held or controlled by Manager with respect to such Inn or Inns.

         C. Manager shall make available to Lessee such books and records respecting such Inn or Inns (including those from prior years, subject to Manager's reasonable records retention policies) as will be needed by Lessee to prepare the accounting statements, in accordance with the Uniform System of Accounts, for such Inn or Inns for the year in which the Termination occurs and for any subsequent year.

         D. Manager shall (to the extent permitted by law) assign to Lessee or to the new manager all operating licenses and permits for such Inn or Inns which have been issued in Manager's name (including liquor and restaurant licenses, if any); provided that if Manager has expended any of its own funds in the acquisition of any of such licenses or permits, Lessee shall reimburse Manager therefore if it has not done so already.

         E. Appropriate adjustments shall be made regarding the application of this Agreement to any remaining Inns, such as, but not limited to, those adjustments described in Section 18.02 and 7.02.F, and the re-computation of Actual Debt Service, Operating Profit Objective, Total Original Cost and other amounts as described in the definitions of those terms in Article I hereof.

         F. Various other actions shall be taken, as described in this Agreement, including, but not limited to, the actions described in Sections 5.05, 6.01, 13.01.C, 9.02 and 11.04.

         G. Manager shall peacefully vacate and surrender such Inn or Inns to Lessee.

                               END OF ARTICLE IV

                                    ARTICLE V

                             COMPENSATION OF MANAGER

         5.01  Management Fee

         In consideration of services to be performed during the term of this Agreement, Manager shall, subject to the provisions of Section 5.02 hereof, be paid the sum of the following as its management fee:

               (a)      the Base Management Fee; plus

               (b)      the Residence Inn System Fee; plus

               (c)      the Incentive Management Fee; plus

               (d)      the Contingent Management Fee (IMF) (if applicable).

The Incentive Management Fee and Contingent Management Fee (IMF) will be payable based on Operating Profit as provided in Sections 5.02 and 5.03 hereof. The Base Management Fee and the Residence Inn System Fee shall be payable based on Gross Revenues and Suite Revenues, as applicable, and shall not be subject to limitations based on the amount of Operating Profit.

         5.02  Payment of Management Fees based on Operating Profit

         In each Fiscal Year (and with respect to each Accounting Period within each such Fiscal Year, as more particularly described in Section 5.04 hereof), Operating Profit shall be retained or paid, as applicable and to the extent available, in accordance with the following order of priority:

         A. First, an amount equal to Qualifying Debt Service (which shall be prorated among the Accounting Periods within any given Fiscal Year) shall be retained by Lessee;

         B. Second, the amount needed to pay, or to create reserves deemed necessary in the reasonable discretion of Lessee for, Administrative Expenses shall be retained by Lessee.

         C. Third, an amount equal to the First Priority Return (which shall be prorated among the Accounting Periods within any given Fiscal Year) shall be retained by Lessee less the amount of any outstanding Manager Loans, which amount shall be paid to Manager for repayment of such loans out of the amount otherwise being retained by Lessee pursuant to this subsection C;

         D.    Intentionally deleted.

         E. Fourth, the remaining balance of Operating Profit shall be divided into two (2) equal halves, one-half to be retained by Lessee and the other half to be paid to Manager, until the one-half retained by Lessee and the one-half paid to Manager are each (separately) equal to the Second Priority Return (which shall be prorated among the Accounting Periods within any given Fiscal Year) at which point payments under this subsection E shall cease and any remaining balance of Operating Profit shall be paid in accordance with subsections F and G below. The one-half paid to Manager under this subsection E shall be applied to the payment (in sequence) of the Incentive Management Fee for the current Fiscal Year and any Contingent Management Fee (IMF). Notwithstanding any other provisions hereof, the amount paid to Manager under this subsection E shall in no event exceed the Incentive Management Fee for the current Fiscal Year and any Contingent Management Fees (IMF).

         F. Fifth, the remaining balance of Operating Profit (after retention by the Lessee of an amount equal to the Second Priority Return in accordance with Subsection E), shall be divided into two portions: (i) seventy-five percent (75%) of such balance shall be paid to Manager subject to the last sentence of this subsection F, and (ii) twenty-five percent (25%) shall be retained by Lessee. The 75% portion paid to Manager under this subsection F shall be applied to the payment (in sequence) of the balance of the Incentive Management Fee for the current

Fiscal Year and the balance of any Contingent Management Fees (IMF). Notwithstanding any other provisions hereof, the amount paid to Manager under this subsection F, when added to the amount paid to Manager under subsection E above, shall in no event exceed the balance of the Incentive Management Fees for the current Fiscal Year and the balance of any Contingent Management Fees (IMF).

         G. Sixth, any remaining balance of Operating Profit shall be retained by Lessee.

         5.03  Application of Net Sales Proceeds and Net Refinancing Proceeds

         In the event that Owner, from time to time during the term of this Agreement, realizes Net Sales Proceeds or Net Refinancing Proceeds and, at that time, there exist any unpaid (i) Manager Loans, (ii) Incentive Management Fees, or (iii) Contingent Management Fees (IMF), such Net Sales Proceeds or Net Refinancing Proceeds, as applicable, shall be retained or paid out by Owner to the maximum extent possible, in the following order of priority:

         A. First, an amount equal to the Owner's Capital Return as of the date on which such Net Sales Proceeds or Net Refinancing Proceeds are realized by Owner shall be retained by Owner less the amount of any outstanding Manager Loans, which amount shall be paid by Owner to Manager out of the amount otherwise being retained by Owner pursuant to this subsection A;

         B. Second, an amount equal to any unpaid Incentive Management Fees and Contingent Management Fees (IMF) shall be paid in such order of priority to Manager; and

         C. Third, all remaining Net Sales Proceeds and Net Refinancing Proceeds shall be retained by Owner.

         5.04  Accounting and Interim Payment

         A. Within twenty (20) days after the close of each Accounting Period, Manager shall submit an interim accounting to Lessee showing Gross Revenues, Suite Revenues, Deductions, Operating Profit, and applications thereof with respect to the Inns, and an operating balance sheet for each Inn. Manager shall transfer with each accounting any interim amounts due Lessee and shall retain any interim amounts due Manager (as described in Section 5.01 hereof). Each accounting will be prepared on a consolidated basis and on an individual Inn basis.

         B. Calculations and payments of the Incentive Management Fee, the Base Management Fee, the Residence Inn System Fee, and applications of Operating Profit made with respect to each Accounting Period within a Fiscal Year shall be accounted for cumulatively. Within the Partnership Filing Period, Manager shall submit an accounting to Lessee, as more fully described in Section 8.01, for the immediately preceding Fiscal Year, which accounting shall be controlling over the interim accountings. Any adjustments required by the Fiscal Year accounting shall be made by cash payments within five (5) business days of the receipt by Lessee of such final accounting. No adjustment shall be made for any Operating Loss in a preceding or subsequent Fiscal Year.

         C. If the Operating Profit for any Fiscal Year exceeds the Operating Profit Objective, Manager shall be entitled to an Incentive Management Fee of twenty-three and a half percent (23.5%) of Operating Profit for that entire Fiscal Year, and appropriate year-end adjustments shall be made if the interim cumulative accountings for that Fiscal Year were based on the Incentive Management Fee being fifteen percent (15%) of Operating Profit. Beginning with the first Accounting Period in the next succeeding Fiscal Year, and continuing during all Accounting

Periods for the remainder of such next succeeding Fiscal Year, Manager shall be entitled to perform the above-described interim cumulative accountings on the assumption that the Incentive Management Fee for that entire Fiscal Year will be twenty-three and a half percent (23.5%) of Operating Profit; subject, however, to appropriate year-end adjustments if the final accounting pursuant to Section
8.01 hereof for any such Fiscal Year shows that in fact the Operating Profit Objective was not exceeded during such Fiscal Year, and that therefore the Incentive Management Fee for that Fiscal Year is fifteen percent (15%) of Operating Profit. In all subsequent Fiscal Years, Manager shall be entitled to perform the above-described interim cumulative accountings on the assumption that the Incentive Management Fee will be twenty-three and a half percent (23.5%) of Operating Profit if, and only if, the Incentive Management Fee for the immediately preceding Fiscal Year was in fact twenty-three and a half percent (23.5%) of Operating Profit; otherwise, such interim cumulative accountings will be performed on the assumption that the Incentive Management Fee will be fifteen percent (15%) of Operating Profit; regardless of which assumption is used, appropriate year-end adjustments will be made if such assumption proves to be incorrect. Notwithstanding anything in this subsection C to the contrary, cumulative Incentive Management Fees shall at no time exceed twenty percent (20%) of cumulative Operating Profit during the period in which the Inns are owned by the Owner, provided, however, that for purposes of calculating such cumulative Incentive Management Fees, there shall not be counted that portion, if any, of the Incentive Management Fee for Fiscal Years 1988, 1989, 1990 and 1991 that would have been paid for such year but was not paid due to the limitations of Section 5.02 pursuant to the provisions of the Original Management Agreement.

         5.05  Manager Loans

         Manager shall have the right, but not the obligation, at any time and from time to time, to advance funds reasonably needed for additional Working Capital and to fund any shortfalls in the Debt Service Reserve Account in an amount which when added to the outstanding balance of previous such advances shall not exceed the average amount of the Deductions for each Accounting Period during the preceding full thirteen (13) Accounting Periods. Any such advances shall be deemed a loan by Manager to Lessee in such amount (each, a "Manager Loan"), shall bear interest at one percent (1%) above the Prime Rate, and shall be repayable by Lessee or Owner out of, including, without limitation, Operating Profit in the priority set forth in Section 5.02, and Net Sales Proceeds and Net Refinancing Proceeds in the priority set forth in Section 5.03, and as required by Section 18.02.G. Lessee shall evidence any such loan by executing a promissory note payable to Manager in the principal amount of each such loan and bearing interest as aforesaid. Each such note shall be payable upon the earlier of (i) ten (10) years from the date of such advance, or (ii) the sale of substantially all of the Inns; and, during the term of this Agreement, shall be payable out of Operating Profit, Net Sales Proceeds and Net Refinancing Proceeds, and as required by Section 18.02.G.

                                END OF ARTICLE V

                                   ARTICLE VI

                    WORKING CAPITAL AND FIXED ASSET SUPPLIES

         6.01  Working Capital

         The parties recognize that Owner has, prior to the Amendment Date, provided to Manager funds for Working Capital. The parties further recognize that, as of the Amendment Date, the level of Working Capital funds is reasonably believed to be reasonably sufficient for the operations of each Inn, subject at all times to seasonal differences and changes in circumstances after the Amendment Date. Lessee shall from time to time hereafter advance, within five
(5) days after receipt of Manager's written request, any additional funds necessary to maintain Working Capital at levels reasonably determined by Manager to be necessary to satisfy the needs of each Inn as its operation may from time to time require. In the event Lessee fails to advance additional Working Capital within said five (5) day period, Manager may, in addition to any other rights or remedies available to it at law or in equity: (i) retain the required amounts from any portion of Operating Profit otherwise to be retained by Lessee, (ii) make a Manager Loan to Lessee in accordance with Section 5.05, and (iii) terminate this Agreement upon not less than thirty (30) days written notice to Lessee. Funds so advanced for Working Capital shall be utilized by Manager on behalf of Lessee for the purposes of this Agreement pursuant to cash-management policies established for the System. Upon Termination with respect to any Inn or Inns, Manager shall return to Lessee any unused Working Capital, except for Inventories purchased by Manager pursuant to Section 9.02 and except for the outstanding balance of all Working Capital advances by Manager made as Manager Loans.

         6.02  Fixed Asset Supplies

     The parties agree that prior to the Amendment Date, Owner had supplied Fixed Asset Supplies or funds required therefore for all of the Inns. The parties further recognize that, as of the Amendment Date, the level of funds for Fixed Asset Supplies is reasonably believed to be reasonably sufficient for the operations of each Inn, subject at all times to seasonal differences and changes in circumstances after the Amendment Date. Lessee shall from time to time hereafter promptly advance, upon request of Manager, any additional funds necessary to maintain Fixed Asset Supplies at levels determined by Manager to be necessary to satisfy the needs of each Inn as its operation may from time to time require. Fixed Asset Supplies shall remain the property of Lessee throughout the term of the Agreement except for Fixed Asset Supplies purchased by Manager pursuant to Section 9.02.

                                END OF ARTICLE VI

                                   ARTICLE VII

                      REPAIRS, MAINTENANCE AND REPLACEMENTS

     7.01   Routine Repairs and Maintenance

     Manager shall maintain each Inn in good repair and condition and in conformity with applicable laws and regulations and shall make or cause to be made such routine maintenance, repairs and minor alterations, the cost of which can be expensed under generally accepted accounting principles, as it, from time to time, deems necessary for such purposes. The cost of such maintenance, repairs and alterations shall be paid from Gross Revenues and shall be treated as a Deduction in determining Operating Profit.

     7.02   Repairs and Equipment Reserve

     A. Manager shall establish, on a consolidated basis (or on such other basis as may be reasonably required by lenders providing financing to Lessee or Owner with respect to the Inns), an escrow reserve account ("Repairs and Equipment Reserve" or the "Reserve"), in a bank or similar institution reasonably acceptable to both Manager and Lessee, to cover the cost of:

            1. Replacements and renewals related solely to the FF&E of the Inns; and

            2. Certain routine repairs and maintenance to each Inn's Building which are normally capitalized under generally accepted accounting principles, such as exterior and interior repainting; resurfacing building walls, floors, roofs and parking areas; buying or leasing replacement vehicles; and replacing folding walls and the like, but which are not major repairs, alterations, improvements, renewals or replacements to such Building's structure or to its mechanical, electrical, heating, ventilating, air conditioning, plumbing or vertical transportation systems, the cost of which are to be paid by Lessee under Section 7.03, rather than from the Reserve.

          B. Each Fiscal Year, subject to the provisions of subsection E below, Manager shall transfer into the Reserve an amount equal to five percent (5%) of Gross Revenues. Transfers into the Reserve shall be made at the time of each interim accounting described in Section 5.04.A hereof. Commencing with Fiscal Year 2001, Manager shall have the right, but not the obligation, to increase the amount it transfers into the Reserve to any amount greater than five percent (5%) but not exceeding six percent (6%) of Gross Revenues for such Fiscal Year and successive Fiscal Year thereafter if, based upon a review of Replacement FF&E requirements for the Inns, such increase is necessary in Manager's reasonable judgment to fund future Replacement FF&E that would be necessary to maintain the Inns in accordance with Manager's standards for Residence Inns. Any amounts held in the Reserve may be applied, as between the Inns, without regard to the source of such amounts, provided that such application satisfies the requirements of this Article VII. All amounts transferred to the Reserve shall be deducted from Gross Revenues in determining Operating Profit and shall be deposited in the special Reserve account described in Section 7.02.A hereof.

          C. Manager shall from time to time make such (1) replacements and renewals to the FF&E of the Inns, and (2) repairs to each Inn Building of the nature described in Section 7.02.A.2, as it deems necessary, up to the balance in the Repairs and Equipment Reserve. No expenditures will be made in excess of said balance without the approval of Lessee. Withdrawals from the Reserve shall be made only by representatives of Manager whose signatures have been authorized. Additionally, with respect to renovation projects in excess of $500,000 at an Inn, Lessee shall have the right to designate a contractor that Manager must allow to bid on such project and whose bid Manager must consider in good faith in selecting the contractor. At the end of each Fiscal Year, any amounts remaining in the Repairs and Equipment

Reserve shall be carried forward to the next Fiscal Year. Proceeds from the sale of FF&E no longer necessary to the operation of each Inn shall be added to the Reserve. The Reserve will be kept in an interest-bearing account, and any interest which accrues thereon shall be retained in the Reserve. Neither (i) proceeds from the disposition of FF&E, nor (ii) interest which accrues on amounts held in the Reserve, shall (a) result in any reduction in the required contributions to the Reserve set forth in subsection B above, nor (b) be included in Gross Revenues. Manager, in its reasonable discretion, and subject to the exceptions stated below, shall decide whether to purchase or lease any Replacement FF&E or motor vehicles used in transporting Inn guests. If Manager enters into any lease of Replacement FF&E or motor vehicles used in transporting Inn guests, it shall do so on Lessee's behalf and as Lessee's agent; or, upon Manager's recommendation and request, Lessee shall directly enter into such leases. Notwithstanding the foregoing, Manager shall not and shall not require Lessee to enter into any lease other than (i) Telephone Leases, (ii) Computer Leases, (iii) TV System Leases, (iv) FF&E Leases, and (v) leases of vehicles used in transporting Inn guests. With respect to FF&E Leases only, Manager shall be required to obtain Lessee's prior written approval before entering into or requesting that Lessee enter into any FF&E Lease, if (a) the fair market value of the FF&E with respect to all FF&E Leases relating to each Inn (including those being entered into) would exceed at any time Two Hundred Thousand Dollars ($200,000) (as increased each Fiscal Year after Fiscal Year 1996 by the CPI Percentage) in respect of such Inn, (b) the FF&E to be covered by such FF&E Lease is FF&E that is not customarily leased in the hotel industry in the United States, or (c) such FF&E Lease is on payment terms (including the amounts and schedule of payments) that would be materially more favorable to the lessor thereof than payment terms customary in the hotel industry in the United States for similar leases. With respect to TV System Leases only,

Manager shall be required to obtain Lessee's prior written approval before entering into or requesting the Lessee enter into any TV System Lease, if (a) the equipment to be covered by such TV System Lease is not customarily leased in the hotel industry in the United States or (b) such TV System Lease is on payment terms (including the amounts and schedule of payments) that would be materially more favorable to the lessor thereof than payment terms customary in the hotel industry in the United States for similar leases. In cases described in the preceding two sentences, Lessee's approval shall not be unreasonably withheld; provided, however, that the failure of any Lender to approve such leasing proposal shall justify Lessee in withholding its approval.

     D. Manager shall prepare an estimate ("Repairs and Equipment Estimate") of the expenditures necessary for (1) replacements and renewals to the FF&E of the Inns, and (2) repairs to each Inn building of the nature described in Section 7.02.A.2, during the ensuing Fiscal Year and shall submit such Repairs and Equipment Estimate to Lessee at the same time it submits the Annual Operating Projection described in Section 8.03. Lessee shall have the right to approve the Repairs and Equipment Estimate with respect to individual expenditures of $10,000 or more. With respect to individual expenditures of less than $10,000, Lessee shall have the right to approve the aggregate amount of all such expenditures on an Inn by Inn basis. Disputes regarding the Repairs and Equipment Estimate will be resolved by the Expert in accordance with the provisions of Section 19.10. The Repairs and Equipment Estimate shall be prepared on a consolidating basis showing proposed expenditures as to each Inn. It shall also indicate the time schedule for making such replacements and renewals.

     E. The percentage contributions for the Repairs and Equipment Reserve described in Section 7.02.B are estimates based upon Manager's prior experience. As each Inn ages, these percentages either (i) may not be sufficient to keep the Reserve at the levels necessary to make the replacements and renewals to the FF&E of such Inn, or to make the repairs to such Inn building of the nature described in Section 7.02.A.2, which are required to maintain such inn as a first-class facility in accordance with Manager's standards for Residence Inns, or (ii) may be in excess of those amounts necessary to maintain such Inn as a first-class facility in accordance with Manager's standards for Residence Inns. If the Manager reasonably determines that the percentages contained in Section 7.02.B are in excess of the amounts sufficient to maintain the Inns as first-class facilities in accordance with Manager's standards for Residence Inns, the Manager may reduce the percentages.

     If the Repairs and Equipment Estimate prepared in good faith by Manager exceeds the available funds in the Repairs and Equipment Reserve, Lessee will:

          1. Agree to increase the annual percentage in Section 7.02.B to provide the additional funds required, or

          2. Arrange to obtain outside financing for the additional funds required, in which event the principal and interest payments on such financing shall constitute Deductions in determining Operating Profit, or

          3. Provide the additional funds required; in which case, such amounts (plus interest at the Prime Rate plus one percent (1%) per annum) shall be repaid to Lessee from Gross Revenues in equal installments over the period of the next sixty-five (65) Accounting Periods, and such installment repayments shall be Deductions.

     A failure or refusal by Lessee to agree in writing to either 1, 2 or 3 above within a sixty (60) day period after Manager's request therefore shall entitle Manager, within sixty (60) days after such failure or refusal, to notify Lessee that it will terminate this Agreement, as to those

Inns as to which agreement was not reached, as of a date six (6) months after the date of Manager's notice. If Manager does not so notify Lessee, it shall continue to manage the Inns in question, as provided under this Agreement, without the aforesaid increase in the percentage contribution to the Reserve. If Lessee agrees to obtain outside financing or provide additional funding as described in Subsection 2 or 3 above but fails to deposit such funds into the Reserve within sixty (60) days after such agreement, then, in addition to any other remedies to which it is entitled, Manager shall be entitled to (i) notify Lessee that it will terminate this Agreement as to those Inns for which funds were not deposited as of a date three (3) months after the date of Manager's notice, or (ii) continue to manage the Inn or Inns without making such alterations, improvements, renewals, or replacements.

     F. Upon Termination of this Agreement with respect to any one or more of the Inns, whether pursuant to Section 7.02.E above or pursuant to other provisions of this Agreement, that portion of the Reserve properly allocable to said Inn or Inns shall be released from the Reserve and paid to Lessee unless Manager will continue operating some or all of the Inns being terminated from this Management Agreement, in which case Manager shall transfer all amounts held in the Reserve properly allocable to the Inns Manager will continue operating to one or more new accounts for the benefit of the new owner or owners of such Inns.

     7.03  Building Alterations, Improvements, Renewals, and Replacements

     A. Manager shall prepare an annual estimate of the expenses necessary for major repairs, alterations, improvements, renewals and replacements (which repairs, alterations, improvements, renewals and replacements are not among those referred to in Section 7.02.A.2) to the structural, mechanical, electrical, heating, ventilating, air conditioning, plumbing or vertical transportation elements of each of the Buildings ("Building Estimate") and shall submit such Building Estimate to Lessee for its approval at the same time the Annual Operating Projection is submitted. The Building Estimate shall be prepared on a consolidating basis showing proposed expenditures as to each Inn. Additionally, with respect to major repairs, alterations, improvements, renewals, or replacements in excess of $500,000 at an Inn, Lessee shall have the right to designate a contractor that Manager must allow to bid on such project and whose bid Manager must consider in good faith in selecting the contractor. Manager shall not make any expenditures for such purposes without the prior written consent of Lessee. However, if major repairs, alterations, improvements, renewals or replacements to any Inn are required by reason of any law, ordinance, regulation or order of a competent government authority, or are otherwise required for the continued safe and orderly operation of such Inn, Manager shall immediately give Lessee notice thereof and shall be authorized (but not obligated) to take appropriate remedial action without such approval if Lessee does not act; provided that Manager shall in no event act without obtaining Lessee's prior consent if the cost of such remedial action exceeds, for any given Inn, four percent (4%) of such Inn's annual Gross Revenues for the immediately preceding full Fiscal Year. Lessee shall bear the cost of all such alterations, improvements, renewals or replacements by either:

         1. Providing outside financing for the additional funds required, in which event the principal and interest payments on such financing shall constitute Qualifying Debt Service, or

         2. Providing the additional funds required, which amounts shall be treated as Additional Inn Investments hereunder.

     B. If Lessee does not approve the Building Estimate as to one or more or all of the Inns within sixty (60) days after it has been submitted, Manager may, within sixty (60) days after the end of said sixty-day period, notify Lessee that it will terminate this Agreement as to those Inns as to which agreement was not reached as of a date six (6) months after the date of Manager's notice. If Manager does not so notify Lessee, it shall continue to manage the Inns in question, as provided under this Agreement, without making any expenditures in the Building Estimate that were not approved. If Lessee approves the Building Estimate as to one or more or all of the Inns but fails to deliver funds required by such Building Estimate as to one or more Inns within sixty (60) days after such approval, then Manager may, at its option and in addition to any other remedies available to it, (i) notify Lessee that it will terminate this Agreement as to those Inns for which funds were not deposited as of a date three (3) months after the date of Manager's notice, (ii) use funds from the Reserve to pay for the expenditures in the approved Building Estimate, or (iii) continue to manage the Inn or Inns without making such alterations, improvements, renewals or replacements.

     7.04  Liens

     Manager and Lessee shall use their best efforts to prevent any liens from being filed against any Inn which arise from any maintenance, repairs, alterations, improvements, renewals or replacements in or to such Inn. Manager and Lessee shall cooperate fully in obtaining the release of any such liens, and the cost thereof, if the lien was not occasioned by the fault of either party, shall be treated the same as the cost of the matter to which it relates. If the lien arises as a result of the fault of either party, then the party at fault shall bear the cost of obtaining the lien release.

     7.05  Ownership of Replacements

     All repairs, alterations, improvements, renewals or replacements made pursuant to Article VII, and all amounts kept in the Reserve, shall be the property of Lessee.

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

     7.06  Design Specifications

           Subject to brand design standards generally employed for the System, with respect to any capital expenditure programs submitted to Lessee by Manager, Lessee shall have the right to choose in its reasonable discretion one prototype package for such capital expenditure program from the variety of standard prototype packages available to complete such program. With respect to custom design packages that fall outside the scope of the then-current brand design standards and prototype packages generally employed for the System, Lessee and Manager must mutually agree upon the details of such custom design packages, including design specifications.

                               END OF ARTICLE VII

                                  ARTICLE VIII

                          BOOKKEEPING AND BANK ACCOUNTS

     8.01  Books and Records

     A. Books of control and account shall be kept on the accrual basis and in material respects in accordance with the Uniform System of Accounts, with the exceptions provided in the Agreement. Lessee may at reasonable intervals during Manager's normal business hours examine such records. Within the Partnership Filing Period, Manager shall furnish Lessee a statement in reasonable detail summarizing the operations of the Inns for the immediately preceding Fiscal Year and a certificate of Manager's chief accounting officer certifying that such year-end statement is true and correct. The parties shall, within five (5) business days after the receipt of such statement, make any adjustments, by cash payment, in the amounts paid or retained for such Fiscal Year as are needed because of the final figures set forth in such statement. If Lessee desires, at its own expense, to audit such statement and supporting records, Lessee shall begin such audit within ninety (90) days following its receipt of such statement and shall complete such audit within ninety (90) days after commencement of the audit. If Lessee does not make such an audit, then such statement shall be deemed to be conclusively accepted by Lessee as being correct, and Lessee shall have no right thereafter, except in the event of fraud by Manager, to question or examine the same. If any audit by Lessee discloses an understatement of any amounts due Lessee, Manager shall promptly pay Lessee such amounts found to be due, plus interest thereon (at the Prime Rate plus one percent (1%) per annum) from the date such amounts should originally have been paid. If, however, the audit discloses that Manager has not received any amounts due it, Lessee shall pay Manager such amounts, plus interest thereon (at the Prime Rate plus one percent (1%) per annum) from the date such amounts should originally have been paid. Any dispute concerning the correctness of an audit, which dispute is not resolved within sixty (60) days after such dispute is raised in writing, shall be settled by an Expert, in accordance with Section 19.11.

     B. If Lessee's audit discloses an error in the total payment of amounts due Lessee, for any Fiscal Year so audited, that is in excess of five percent (5%), Manager shall pay for the cost of Lessee's audit. In addition, in such event, Lessee may audit the statements of Inn operations and supporting records for the two (2) preceding Fiscal Years. Lessee shall bear the cost of such audit, except for the cost thereof relating to any Fiscal Year in which the audit discloses an error in excess of five percent (5%) in the payment of amounts due Lessee.

     C. All statements shall be prepared on a consolidated basis and on an individual Inn basis; however, to the extent Manager prepares them for its own internal purposes, Manager shall, on Lessee's written request, furnish Lessee with copies of unaudited statements prepared for each Inn separately.

     8.02  Accounts, Expenditures

     A. All funds derived from operation of the Inns shall be deposited by Manager in a bank account in a bank designated by Manager. Withdrawals from said accounts shall be made only by representatives of Manager whose signatures have been authorized. Reasonable petty cash funds shall be maintained at each Inn.

     B. All payments made by Manager hereunder shall be made from authorized bank accounts, petty cash funds, or from Working Capital provided pursuant to
Section 6.01. Manager shall not be required to make any advance or payment to or for the account of Lessee except out of such funds, and Manager shall not be obligated to incur any liability or obligation for Lessee's account without assurances that necessary funds for the discharge thereof will be provided by Lessee. Debts and liabilities incurred by Manager as a result of its operation and management of the Inns pursuant to the terms hereof, whether asserted before or after the Termination of this Agreement, will be paid by Lessee to the extent funds are not available for that purpose from the operation of the Inns.

     8.03  Annual Operating Projection

     A. Manager shall submit to Lessee for its review, thirty (30) days prior to the beginning of each Fiscal Year, an "Annual Operating Projection." Manager will consider in good faith suggestions made by Lessee with respect to the Annual Operating Projection and make modifications thereto that Manager deems appropriate. Such projection shall project, on a consolidated basis, and on an individual Inn basis, the estimated Gross Revenues, average daily suite rates, average occupancy, departmental profits, Deductions, and Operating Profit for the forthcoming Fiscal Year for the Inns, taking into account each Inn's market area. Manager shall use its best efforts to adhere to the Annual Operating Projection. It is understood, however, that the Annual Operating Projection is an estimate only and that unforeseen circumstances such as, but not limited to, the costs of labor, material, services and supplies, casualty, operation of law, or economic and market conditions may make adherence to the Annual Operating Projection impracticable, and Manager shall be entitled to depart therefrom due to causes of the foregoing nature.

     B. If Owner or Lessee intends to sell or refinance any one or more of the Inns, Manager agrees to cooperate in providing information to facilitate such sale or refinancing.

     8.04  Operating Losses; Credit

     A. To the extent there is an Operating Loss for any Accounting Period, additional funds in the amount of any such deficiency shall be provided by Lessee within twenty (20) days

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

after Manager has given written notice to Lessee of such Operating Loss. If Manager elects not to so notify Lessee or if Lessee does not so fund such deficiency on Manager's request (but, in such latter case, without affecting Manager's other remedies under this Agreement), Manager shall have the right to withhold an amount equal to such deficiency from future disbursements of funds otherwise due to Lessee.

     B. In no event shall either party borrow money in the name of or pledge the credit of the other.

                               END OF ARTICLE VIII

                                   ARTICLE IX

                    TRADEMARKS, TRADE NAMES AND SERVICE MARKS

     9.01  Trademarks, Trade Names and Service Marks

     A. During the term of the Agreement, each Inn shall be known as a "Residence Inn" or "Residence Inn by Marriott" or "Marriott Residence Inn", with such additional identification as may be necessary to provide local identification. If the name of the "Residence Inn by Marriott" System is changed, Manager will change the name of each Inn to conform thereto. The names "Marriott," "Residence Inn," "Residence Inn by Marriott" and "Marriott Residence Inn" (each of the foregoing names, together with any combination thereof, shall herein be collectively referred to as the "Trade Names") when used alone or in connection with another word or words, and the Marriott or Residence Inn trademarks, service marks, other trade names, symbols, logos and designs shall in all events remain the exclusive property of Manager or Marriott, and nothing contained herein shall confer on Lessee the right to use any of the Trade Names, or the Marriott or Residence Inn trademarks, service marks, other trade names, symbols, logos or designs otherwise than in strict accordance with the terms of this Agreement. Except as provided in Section 9.02, upon Termination with respect to an Inn, any use of or right to use any of the Trade Names, or any of the Marriott or Residence Inn trademarks, service marks, other trade names, symbols, logos or designs by Lessee shall cease forthwith with respect to such Inn and Lessee shall promptly remove from such Inn any signs or similar items which contain any of said Trade Names, trademarks, service marks, other trade names, symbols, logos or designs. If Lessee has not removed such signs or similar items promptly upon Termination, Manager shall have the right to remain at such Inn as long as is necessary for it to do so.

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

     B. Included under the terms of this Section are all trademarks, service marks, trade names, symbols, logos or designs used in conjunction with the Inns, including but not limited to restaurant names, lounge names, etc., whether or not the marks contain the "Marriott" name or the "Residence Inn" name. The right to use such trademarks, service marks, trade names, symbols, logos or designs belongs exclusively to Manager or Marriott, and the use thereof inures to the benefit of Manager or Marriott whether or not the same are registered and regardless of the source of the same.

     9.02  Purchase of Inventories and Fixed Asset Supplies

     Upon Termination, either of this entire Agreement or with respect to a given Inn, Manager shall have the option, to be exercised within thirty (30) days after Termination, to purchase, at their then book value, any items of such Inn's Inventories and Fixed Asset Supplies as may be marked with any Trade Name, or any Marriott or Residence Inn trademark, other trade name, symbol, logo or design. In the event Manager does not exercise such option, Lessee agrees that it will use any such items not so purchased exclusively in connection with such Inn (or one of the other Inns) until they are consumed.

     9.03  Computer Software

     A. Any computer software (including upgrades and replacements) at any of the Inns that is owned by Manager, Marriott, a Marriott Affiliate, or the licensor of any of them is proprietary to its owner or licensor, as the case may be, and shall in all events remain the exclusive property of such owner or licensor, and nothing contained in this Agreement shall confer on Lessee the right to use any of such software with the exception of any computer software at the Inns that is commercially available to the public.

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

     B. Upon Termination of this Agreement with respect to any given Inn or all Inns, Manager shall have the right to remove from each Inn with respect to which this Agreement has been terminated, at its expense within a reasonable time thereafter and without compensation to Lessee, the RICHIE System software and any other computer software (including upgrades and replacements), owned by Manager, Marriott, any Marriott Affiliate or the licensor of any of them, with the exception of any computer software at the Inns that is commercially available to the public. Furthermore, upon any such Termination, Manager shall be entitled to remove from any Inn with respect to which this Agreement has been terminated, at its expense within a reasonable time thereafter and without compensation to Lessee, any computer equipment utilized as part of a centralized reservation system or owned by a party other than Lessee. In the event of any such removal hereunder, Manager shall provide to Lessee, in a form reasonably satisfactory to Lessee and at Lessee's expense, all information and data with respect to the Inns stored in such computer software, provided that, to the extent such information or data is proprietary or confidential to Marriott, such information or data shall not be provided to Lessee.

     9.04  Breach of Covenant

     Manager, Marriott and/or its Affiliates shall be entitled, in case of any breach of the covenants of Article IX by Lessee or others claiming through it, to injunctive relief and to any other right or remedy available at law. Article IX shall survive Termination.

                                END OF ARTICLE IX

                                    ARTICLE X

                         MANAGEMENT AND USE OF THE INNS

     10.01   Management of the Inns

     Manager shall manage each Inn under standards comparable to those prevailing in other inns in the "Residence Inn by Marriott" System, including all activities in connection therewith which are customary and usual to such an operation.

     10.02   Chain Services

     Manager shall, commencing with the Effective Date and thereafter during the term of this Agreement, cause to be furnished to each Inn certain services ("Chain Services") which are furnished generally on a central or regional basis to other inns in the "Residence Inn by Marriott" System which are managed by Manager, Marriott, or any Marriott Affiliate, and which benefit each Inn as a participant in such System. Chain Services shall include: (i) divisional executive management; (ii) sales office services; the development of programs for training and manpower development; and computer payroll and accounting services; and (iii) such additional central and regional services as may from time to time be furnished for the benefit of inns in the "Residence Inn by Marriott" System or in substitution for services now performed at individual inns which may be more efficiently performed on a group basis. The services described in this Section 10.02 shall not include services which are described in the definitions of "Base Management Fee" and "Residence Inn System Fee." Costs and expenses incurred in the providing of such services shall be allocated on a fair and equitable basis, on a "per-suite" basis, among all "Residence Inn by Marriott" inns managed by Manager in the United States receiving the same. To the extent that services described in this Section 10.02 have been funded through the

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

Marketing Fund, there will be no allocation of the costs and expenses thereof under this Section 10.02.

     10.03   Lessee's Right to Inspect

     Lessee or its agents shall have access to any Inn at any and all reasonable times for the purpose of protecting the same against fire or other casualty, prevention of damage to the Inn, inspection, making repairs, or showing such Inn to prospective purchasers, tenants or mortgagees.

                                END OF ARTICLE X

                                   ARTICLE XI

                                    INSURANCE

     11.01  Property Insurance

     A. Manager shall, commencing with the Effective Date and for the duration of each Inn Term, procure and maintain, using funds deducted from Gross Revenues in determining Operating Profit, with insurance companies approved by Lessee, a minimum of the following insurance:

            1. Insurance on each Inn (including contents) against loss or damage by all perils included in "all risk" (as such term is commonly used in the insurance industry) coverage, in an amount not less than one hundred percent (100%) of the replacement cost thereof, except that if such 100% replacement cost coverage is not available on reasonable rates and terms, then such insurance shall be in an amount not less than ninety percent (90%) of the replacement cost thereof (less excavation and foundation costs), of each Inn;

            2. Earthquake (except in California) and flood insurance, if available on reasonable rates and terms, to be determined at the discretion of Manager;

            3. Insurance against loss or damage from explosion of boilers, pressure vessels, pressure pipes and sprinklers, to the extent applicable, installed in each Inn;

            4. Business interruption insurance covering loss of profits and necessary continuing expenses for interruptions caused by any occurrence covered by the insurance referred to in Section 11.01.A.1, 2 and 3, for a period of not less than one (1) year after the occurrence, of a type and in amounts and with such deductible limits as are generally established by Manager at the other inns it owns or manages under the Marriott Residence Inn name in the United States.

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

            5. Such other insurance for protection against claims, liabilities and losses arising out of or connected with the operation of the Inns as reasonably required by Owner's lenders holding First Mortgages on the Inns.

     B. All policies of insurance required under Section 11.01. A. 1, 2, 3 and 4 shall insure Owner, Lessee, Manager, and the holder of the first mortgage indebtedness with respect to the Inns (a "First Mortgage"); and any losses thereunder shall be payable to the parties as and to the extent their respective interests, if any, may appear.

     C. Any Mortgage on any Inn shall contain provisions to the effect that proceeds of the insurance policies required to be carried under Section 11.01 shall be available for repair and restoration of such Inn.

     11.02  Operational Insurance

     Manager shall, commencing with the Effective Date and for the duration of each Inn Term, procure and maintain, using funds deducted from Gross Revenues in determining Operating Profit, with insurance companies approved by Lessee the following insurance:

     A. Workers' compensation and employer's liability insurance as may be required under applicable laws covering all of Manager's employees at each Inn, with such deductible limits or self-insured retentions as are generally established by Manager at the other inns it owns or manages under the "Residence Inn by Marriott" name in the United States;

     B. Fidelity bonds, with reasonable limits and deductibles to be determined by Manager, covering its employees in job classifications normally bonded in the other inns it owns or manages under the "Residence Inn by Marriott" name in the United States or as otherwise required by law, and comprehensive crime insurance to the extent Manager and Lessee mutually agree it is necessary for each Inn;

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

         C. Comprehensive general public liability insurance against claims for personal injury, death or property damage occurring on, in, or about each Inn, and automobile insurance on vehicles operated in conjunction with such Inn, with a combined single limit of not less than Twenty-five Million Dollars ($25,000,000) for each occurrence for personal injury, death and property damage, with such deductible limits or self-insured retentions as are generally established by Manager at the other inns it owns or manages under the "Residence Inn by Marriott" name in the United States; if Manager feels in its reasonable discretion that higher limits are appropriate, it will obtain them; and

         D. Such other insurance in amounts as Manager in its reasonable judgment deems advisable for protection against claims, liabilities and losses arising out of or connected with the operation of the Inns or as reasonably required by Owner's lenders holding First Mortgages on the Inns.

         11.03    Coverage

         All insurance described in Sections 11.01 and 11.02 may be obtained by Manager by endorsement or equivalent means under its or Marriott's blanket insurance policies, provided that such blanket policies substantially fulfill the requirements specified herein. Deductible limits and self-insured retentions shall be as provided in the blanket policies covering the inns owned or managed by Manager under the "Residence Inn by Marriott" name in the United States. In addition, Manager may self-insure workers' compensation insurance (if it has legally qualified to do so) or otherwise retain such risks or portions thereof as it does with respect to other inns it owns or manages under the "Residence Inn by Marriott" name in the United States.

         11.04    Cost and Expense

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

         Insurance premiums and any costs or expenses with respect to the insurance described in this Article XI shall be Deductions in determining Operating Profit. Premiums on policies for more than one year shall be charged pro rata against Gross Revenues over the period of the policies. The expenses incurred in maintaining Manager's self-insurance program shall be charged on an equitable basis to the inns participating in such programs. Any reserves, losses, costs, damages or expenses which are uninsured, or fall within deductible limits, shall be treated as a cost of insurance and shall be Deductions in determining Operating Profit. Upon Termination, either of this entire Agreement or with respect to a given Inn, an escrow fund in an amount reasonably acceptable to Manager (which amount, when funded, shall thereafter be final as between Lessee and Manager) shall be established from Gross Revenues (or, if Gross Revenues are not sufficient, with funds provided by Lessee) to cover the amount of any deductible limits and all other costs which will eventually have to be paid by Manager with respect to pending or contingent claims, including those which arise after Termination for causes arising during the term of the Agreement.

         11.05 Lessee Provided Coverage

         Notwithstanding anything to the contrary contained in this Article XI, Lessee may, at its option, with sixty (60) days advance written notice to Manager, procure the insurance coverage required under Section 11.01 hereof. Premiums for such coverage shall be treated as a Deduction; provided, that if the cost of such insurance and the related deductibles procured by Lessee exceeds the cost of Manager's insurance for comparable coverage, all excess costs, deductibles and coverages shall be the sole responsibility of Lessee and shall not be a Deduction. If Lessee exercises its option to procure such insurance, Lessee hereby waives its rights of recovery from Manager and its affiliates, directors, officers and employees for loss or damage to

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

an Inn, and any resultant interruption of business, to the extent covered by the insurance provided herein.

         11.06 Policies and Endorsements

         A. Where permitted, all insurance provided under Article 11.01 and 11.02C shall name Lessee, Owner and any lender or mortgagee designated by Owner as additional insureds or mortgagee as applicable. Manager shall deliver to such additional insureds certificates of insurance with respect to all policies so procured, including existing, additional and renewal policies and, in the case of insurance about to expire, shall deliver certificates of insurance with respect to the renewal policies prior to the respective dates of expiration.

         B. All policies of insurance provided for under Article XI shall, to the extent obtainable, have attached thereto an endorsement that such policy shall not be cancelled or materially changed without at least thirty (30) days' prior written notice to the certificate holder. Each property insurance policy maintained in accordance with Article XI shall contain a specific waiver of subrogation with respect to property claims.

                                END OF ARTICLE XI

                                   ARTICLE XII

                                      TAXES

         12.01 Real Estate and Personal Property Taxes

         All real estate and personal property taxes, levies, assessments and similar charges on or relating to each Inn ("Impositions") during each Inn Term shall be paid by Manager from Gross Revenues, before any fine, penalty, or interest is added thereto or lien placed upon any Inn or upon the Agreement, unless payment thereof is in good faith being contested and enforcement thereof is stayed. Any such payments shall be a Deduction in determining Operating Profit. Lessee shall, within five (5) days of receipt, furnish Manager with copies of official tax bills and assessments which it may receive with respect to any of the Inns. Either Owner, Lessee or Manager (in which case Lessee agrees to sign, or cause Owner to sign, the required applications and otherwise cooperate with Manager in expediting the matter) may initiate proceedings to contest any Imposition, and all reasonable costs of any such contest shall be paid from Gross Revenues and shall be a Deduction in determining Operating Profit.

                               END OF ARTICLE XII

                                  ARTICLE XIII

                                  INN EMPLOYEES

         13.01 Employees

         A. All personnel employed at each Inn shall at all times be the employees of Manager. Manager shall have absolute discretion to hire, promote, supervise, direct and train all employees at each Inn, to fix their compensation and, generally, establish and maintain all policies relating to employment. Manager shall use best efforts to notify Lessee as soon as practical of any anticipated changes in the persons who occupy the positions of General Manager and Director of Sales and Marketing for any Inn; provided, however, that the parties acknowledge and agree that any failure by Manager to provide such notice shall neither constitute an "event of default" under this Agreement nor constitute a material breach of this Agreement.

         B. Manager shall decide whom, if any, of the employees of each Inn shall reside at such Inn, and shall be permitted to provide free accommodations and amenities to its employees and representatives living at or visiting each Inn in connection with its management or operation. No person shall otherwise be given gratuitous accommodations or services without prior joint approval of Lessee and Manager except in accordance with usual practices of the hotel and travel industry.

         C. At Termination with respect to a given Inn, other than a Termination (i) by reason of a default of Manager hereunder or (ii) at Manager's option (except as a result of a default by Lessee), provided that the expiration of a given Inn Term under Section 4.01 shall not be deemed "at Manager's option" for purposes of this Section 13.01, an escrow fund shall be established from Gross Revenues (or, if Gross Revenues are not sufficient, with funds provided by Lessee)

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

to reimburse Manager for all costs and expenses incurred by Manager in terminating its employees at the affected Inn, such as severance pay, unemployment compensation and other employee liability costs arising out of the termination of employment of Manager's employees at such Inn.

         D. Neither Lessee nor Manager shall effect a Termination of this Agreement without allowing sufficient time for Manager to comply with notice requirements of federal and state laws and regulations regarding the closing of a business or termination of employees, and Manager shall comply with such notice requirements; provided, however, that this provision shall not be applicable if Lessee or its new hotel manager hires a sufficient number of Inn employees to avoid Manager incurring liability under such notice requirements in connection with such termination, and Lessee (or its permitted successors and assigns, if applicable), shall indemnify, defend and hold Manager, Marriott Affiliates and each of their officers, directors, shareholders, agents and assigns, harmless from all costs, expenses, damages, penalties, actions, claims, obligations and liabilities, including reasonable attorneys' fees, to the extent arising or resulting from any such liability under federal and state laws and regulations (including, but not limited to the WARN Act ) regarding the closing of a business or termination of employees.

                               END OF ARTICLE XIII

                                   ARTICLE XIV

                     DAMAGE, CONDEMNATION AND FORCE MAJEURE

         14.01 Damage and Repair

         A. If, during the term hereof, any of the Inns is damaged or destroyed by fire, casualty or other cause, Lessee shall, at its cost and expense and with all reasonable diligence, repair or replace the damaged or destroyed portion of such Inn to the same condition as existed previously. To the extent available, proceeds from the insurance described in Section 11.01 or
Section 11.05, as the case may be, shall be applied to such repairs or replacements. However, Lessee shall not be obligated to so repair or replace the damaged or destroyed portion of such Inn if one or more of the following is true: (i) the Inn is so badly damaged or destroyed that it cannot reasonably be repaired or replaced within one (1) year of the date on which the construction work relating to the repair and/or replacement would begin; (ii) with respect to insurance obtained by Manager under Section 11.01, the proceeds of such insurance available for such repair or replacement are less than ninety percent (90%) of the estimated repair and replacement costs; or (iii) the remainder of the Inn Term with respect to such Inn is less than ten (10) years, and Manager fails to agree to extend such Inn Term to a date which is at least ten (10) years after the estimated date of the completion of such repair and/or replacement. If Lessee has elected to obtain insurance under Section 11.05, Lessee shall be obligated to so repair or replace the damaged or destroyed portion of such Inn if the insurance proceeds that would have been available for such repair or replacement had the insurance been procured by Manager under
Section 11.01, are greater than or equal to ninety percent (90%) of the estimated repair and replacement costs. If Lessee elects not to repair or replace said damaged portion of such Inn for

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

one or more of the foregoing reasons, it shall so notify Manager by written notice within ninety (90) days after the date of the casualty.

       B. In the event damage or destruction to any Inn from any cause materially and adversely affects the operation of such Inn and (i) Lessee fails to promptly commence and complete the repairing, rebuilding or replacement of the same so that such Inn shall be substantially the same as it was prior to such damage or destruction, or (ii) Lessee notifies Manager, pursuant to the provisions of Section 14.01.A above, that Lessee will not repair or replace such damage for one or more of the reasons set forth in Section 14.01.A, Manager may, at its option, terminate the Agreement with respect to such Inn upon sixty (60) days' written notice.

       14.02 Condemnation

       A. In the event all or substantially all of any Inn shall be taken in any eminent domain, condemnation, compulsory acquisition, or similar proceeding by any competent authority for any public or quasi-public use or purpose, or in the event a portion of such Inn shall be so taken, but the result is that it is unreasonable to continue to operate such Inn, this Agreement shall terminate with respect to such Inn. Owner, Lessee and Manager shall each have the right to initiate such proceedings as they deem advisable to recover any damages to which they may be entitled.

       B. In the event a portion of any Inn shall be taken by the events described in Section 14.02.A, or an entire Inn is affected but on a temporary basis, and the result is not to make it unreasonable to continue to operate such Inn, this Agreement shall not terminate. However, so much of any award for any such partial taking or condemnation as shall be necessary to render

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

such Inn equivalent to its condition prior to such event shall be used for such purpose. Owner shall retain the balance of such award, subject to the provisions of any mortgage of the Inn.

       14.03 Force Majeure

       A. If acts of God, acts of war, civil disturbance, or governmental action (collectively herein referred to as "Force Majeure") make it impractical for either Lessee or Manager to perform any of its respective obligations hereunder, such obligation shall be suspended until it is again possible for the affected party to perform it. In addition, if such an event, in Manager's or Lessee's reasonable judgment, makes continued operation of an Inn impractical for more than a reasonable temporary period, then Manager or Lessee may terminate this Agreement as to such Inn on sixty (60) days written notice to Lessee or Manager, as the case may be.

       B. The provisions of Section 14.03.A shall not apply to the specific provisions of this Agreement regarding (i) damage or destruction, (ii) condemnation, and (iii) withdrawal or revocation of licenses or permits.

                               END OF ARTICLE XIV

                                   ARTICLE XV

                                    DEFAULTS

       15.01 Events of Default

       The following shall constitute "events of default" to the extent permitted by applicable law:

       A. The failure of either party to make any payment required to be made in accordance with the terms hereof within ten (10) days after written notice that such payment has not been made; or

       B. Unless Section 15.01.A is applicable, the breach by either party of any material representation, warranty or covenant contained in this Agreement, or the default by either party in the performance of any covenants, undertakings, obligations or conditions set forth in this Agreement, which breach or default shall not have been cured within thirty (30) days after notice of such breach or default; provided that an "event of default" shall not exist with regard thereto if such breach or default (i) is not attributable to a failure to pay any sums due under this Agreement and (ii) such breach or default is curable (but not within such thirty (30) day period) and the defaulting party commences the cure of said breach or default within said thirty (30) day period and thereafter proceeds diligently and in good faith to complete such cure; or

       C. If a court of competent jurisdiction has entered a final, non-appealable judgment finding Manager liable for fraud, gross negligence or willful and wanton misconduct in its dealings with Lessee hereunder; or

       D. If Manager or Owner or Lessee shall apply for or consent to the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets or make a general assignment for the benefit of its creditors, or file a voluntary petition in bankruptcy or a petition

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

seeking reorganization, composition, arrangement with creditors, liquidation or similar relief under any present or future statute, law or regulation, or file any answer admitting the material allegations of a petition filed against it in any such proceeding, or be adjudicated a bankrupt or insolvent, or take any action looking toward dissolution; or

       E. If any final order, judgment or decree (that is, an order, judgment or decree affirmed on appeal to a court of last resort or after the expiration of any period to appeal) shall be entered without the application, approval or consent of Manager or Owner or Lessee by any court of competent jurisdiction, approving a petition seeking reorganization, composition, arrangement with creditors, liquidation or similar relief under any present or future statute, law or regulation with respect to Manager or Owner or Lessee, or appointing a receiver, trustee or liquidator of all or a substantial part of Manager's or Owner's or Lessee's assets and such order, judgment or decree shall continue unstayed and in effect for an aggregate of sixty (60) days (whether or not consecutive).

       15.02 Remedies

       A. If, at any time during the term of this Agreement, an "event of default" (as defined in Section 15.01) shall occur, then the non-defaulting party may, at its option, terminate this Agreement by giving notice to the other party, specifying a date, not earlier than thirty (30) days after the receipt of such notice, for Termination of this Agreement. If the default has not been cured on or before the date specified in the aforesaid notice, this Agreement shall terminate on such date.

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

       B. The rights set forth in Section 15.02.A shall not be in substitution for, but shall be in addition to, any and all rights and remedies available to the non-defaulting party by reason of applicable law.

                                END OF ARTICLE XV

                                   ARTICLE XVI

                          WAIVER AND PARTIAL INVALIDITY

       16.01 Waiver

       The failure of either party to insist upon a strict performance of any of the terms or provisions of the Agreement, or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.

       16.02 Partial Invalidity

       If any portion of the Agreement shall be declared invalid by order, decree or judgment of a court, the Agreement shall be construed as if such portion had not been inserted herein except when such construction would operate as an undue hardship on Manager or Lessee or constitute a substantial deviation from the general intent and purpose of said parties as reflected in the Agreement.

       END OF ARTICLE XVI

                                  ARTICLE XVII

                                   ASSIGNMENT

       17.01 Assignment

       A. Neither party shall assign or transfer or permit the assignment or transfer of this Agreement without the prior written consent of the other; provided, however, that Manager shall have the right, without such consent, to
(1) assign its interest in this Agreement to Marriott or any Marriott Affiliate which (i) has adequate experience in managing hotels and has adequate capital to conduct its business as Manager under this Agreement, and (ii) agrees in writing to be bound by and comply with the terms of this Agreement (such written agreement to be delivered to Owner); and (2) lease shops or grant concessions at the Inns so long as the terms of any such leases or concessions do not exceed the term of this Agreement. Nothing contained herein shall prevent (i) the conditional assignment of this Agreement by Lessee as security for any Mortgage on the Inns pursuant to Section 17.02; (ii) the transfer of this Agreement in connection with a merger or consolidation or a sale of all or substantially all of the assets of Marriott; (iii) an assignment of this Agreement in connection with an approved Sale of one or more of the Inns pursuant to Section 18.01.A.2; or (iv) any sale, assignment, transfer or other disposition of an Inn or Site by Owner or Lessee to an Affiliate of Owner, provided that, with respect to this clause (iv), if any of the following is true: (i) that the proposed purchaser is engaged in the business of operating (as distinguished from owning or financing) hotels or other lodging facilities in competition with Manager, Marriott or any Marriott Affiliate; (ii) that the proposed purchaser is known as being of bad moral character or is in control of or controlled by persons known as being of bad moral character, or (iii) that the financial condition and prospects of the proposed purchaser are not adequate to discharge the obligations of Lessee under this Agreement, then any such sale, assignment, transfer or other disposition of an Inn or Site by Owner or Lessee to an Affiliate of Owner or Lessee shall be prohibited.

       B. In the event either party consents to an assignment of this Agreement by the other, no further assignment shall be made without the express consent in writing of such party, unless such assignment may otherwise be made without such consent pursuant to the terms of this Agreement. An assignment by either Lessee or Manager of its interest in this Agreement shall not relieve Lessee or Manager, as the case may be, from their respective obligations under this Agreement, and shall inure to the benefit of, and be binding upon, their respective successors, heirs, legal representatives, or assigns.

       17.02 Mortgages and Collateral Assignments

       Lessee or Owner may from time to time (i) grant Mortgages encumbering the Inns, and (ii) collaterally assign its interest under this Agreement as additional security, provided that all such Mortgages and collateral assignments: (a) are granted or entered into in connection with indebtedness that is described in Section 3.01.A.2 (ii) and (iii) hereof, and (b) each contain a non-disturbance provision in the form described in Section 3.01.A.2(i) hereof. Provided that all of the provisions of Section 3.01.A.2 are complied with, Manager agrees that (in connection with Lessee or Owner obtaining such secured loans) it will: (x) deliver to the lender, upon Lessee's or Owner's written request therefore, a statement that this Agreement is in full force and effect and that there are no outstanding defaults hereunder, or, if there are outstanding defaults, describing what they are; (y) subordinate Manager's interest in this Agreement to the rights of the lender upon foreclosure of any such Mortgage or upon the granting of a deed in lieu of foreclosure; and (z) attorn to and recognize such lender or its assignee as being the "Owner" or "Lessee" (as the case may be) under this Agreement upon a conveyance of title to the Inns to such lender or its

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

assignee, whether such conveyance is the result of a foreclosure of said Mortgage, or is the result of a deed in lieu of foreclosure; provided that, such lender simultaneously agrees to execute a non-disturbance, subordination and attornment agreement substantially in the form attached hereto as Exhibit F, which shall be recordable in the jurisdictions where the Inns are located.

                               END OF ARTICLE XVII

                                  ARTICLE XVIII
                             SALE OF AN INN OR INNS

       18.01 Right of First Refusal

       A. It is a principal inducement for Manager to enter into this transaction that the twenty-two (22) Inns shall not, at any one time, ever be owned by more than five (5) separate individuals or entities each of whom has a management agreement with Manager with respect to its Inn or Inns. Accordingly, Lessee agrees that neither it nor Owner will have the right to enter into a Sale of an Inn if such a transaction, when consummated, would result in the twenty-two (22) Inns being owned by more than five (5) separate owners. Subject to the foregoing, if Owner or Lessee receives a bona fide written offer to enter into a Sale of an Inn, and desires to accept such offer, Lessee shall, or shall cause Owner to give written notice thereof to Manager stating the name of the prospective purchaser or tenant, as the case may be, the price or rental and the terms and conditions of such proposed Sale of the Inn, together with all other information requested by Manager and reasonably available to Owner or Lessee. Within thirty (30) days after the date of receipt of Lessee's or Owner's written notice and such other information, Manager shall elect, by written notice to Lessee, one of the following alternatives:

       1. To purchase or lease such Inn or Inns at the same price or rental and upon the same terms and conditions as those set forth in the written notice from Lessee or Owner to Manager or upon other terms acceptable to Owner, in which event Lessee and Manager shall promptly enter into an agreement for such sale or lease and shall finalize the same within ninety (90) days.

       2. To consent to such Sale of an Inn and to agree to enter into a new management agreement, with respect to such Inn or Inns, with such purchaser or tenant, which

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

new management agreement will be on all of the terms and conditions of this Agreement, except that the Actual Debt Service and the Operating Profit Objective shall be only the portion thereof allocable to such Inn or Inns based on the percentages as set forth in Exhibit "B" hereof, and except that, in preparing such new management agreement, appropriate adjustments shall be made to all other terms and provisions of this Agreement which have been agreed to and/or computed on the assumption that this Agreement will apply to all twenty-two (22) Inns (and reciprocal adjustments shall likewise be made to this Agreement itself, which will be applicable to the Inns not being sold under this
Section 18.01, as set forth in Section 18.02 hereof); provided, however, that if Manager in good faith believes (and so states in writing to Lessee) that any one or more of the following is true: (i) that the proposed purchaser is engaged in the business of operating (as distinguished from owning or financing) hotels or other lodging facilities in competition with Manager, Marriott or any Marriott Affiliate; (ii) that the proposed purchaser is known as being of bad moral character or is in control of or controlled by persons known as being of bad moral character; or (iii) that the financial condition and prospects of the proposed purchaser are not adequate to discharge the obligations of Lessee under this Agreement, Manager shall have the right to terminate this Agreement, by written notice to Lessee, with respect to such Inn or Inns, and Manager shall not be required to enter into such new management agreement with respect thereto. The effective date of such Termination shall coincide with the date of the finalization of the proposed Sale of the Inn. Such Termination shall not be effective if Sale of the Inn is not finalized.

       B. If Manager shall fail to elect any of the above alternatives within said thirty (30) day period, such failure shall be conclusively deemed to constitute an election under subsection 2 above to enter into a new management agreement, with respect to such Inn or Inns, with such

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

purchaser or tenant, and the provisions thereof shall prevail as if Manager had consented in writing thereto. Any proposed Sale of the Inn of which notice has been given by Lessee or Owner to Manager hereunder must be finalized within one hundred eighty (180) days following the giving of such notice, unless Manager has exercised its option under subsection 1 above to purchase or lease the Inns. Failing such finalization, such notice, and any response thereto given by Manager, shall be null and void and all of the provisions of Section 18.01.A must again be complied with before Lessee or Owner shall have the right to finalize a Sale of an Inn upon the terms contained in said notice, or otherwise.

       18.02 Effect of Sale of Inn

       Upon the consummation of the Sale of an Inn, subject to the provisions of
Section 18.01, then:

       A. This Agreement shall terminate with respect to such Inn, but not with respect to the remaining Inns; as to such Inn involved in the Sale, the actions described in Section 4.03 shall be taken (except that, if Manager is entering into a new management agreement with the purchaser or tenant, as the case may be, of such Inn, then (i) the actions described in subsections D and G of
Section 4.03 shall not be necessary), and (ii) the actions described in subsection C of Section 4.03 shall be complied with to the extent such books and records are in Manager's control or possession and shall apply to those books and records related only to the period prior to such termination;

       B. The Actual Debt Service shall be reduced by the percentage thereof allocable to such Inn as set forth in Exhibit "B" hereto;

       C. The Operating Profit Objective shall be reduced by the percentage thereof allocable to such Inn as set forth in Exhibit "B" hereto;

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

       D. A portion of the Repairs and Equipment Reserve maintained pursuant to
Section 7.02 hereof shall be transferred to the purchaser of such Inn (or, at the direction of the Lessee, released to the Lessee); such portion shall be computed by multiplying the Repairs and Equipment Reserve by a fraction, the numerator of which shall be the Gross Revenues attributable to such Inn being sold for the most recently concluded Fiscal Year and the denominator of which shall be the Gross Revenues attributable to all the Inns for such Fiscal Year;

       E. Appropriate adjustments shall be made to those other terms and provisions of this Agreement (e.g., Working Capital, insurance) which have been agreed on, computed or established on the assumption that this Agreement will apply to all twenty-two (22) of the Inns;

       F. Unless Manager has elected not to enter into a new management agreement with the purchaser or tenant, as the case may be, of such Inn, for one or more of the reasons set forth in subsections (i),(ii) and (iii) of Section 18.01.A.2 hereof, Manager and such purchaser or tenant shall execute the new management agreement described in Section 18.01.A.2.; and

       G. Lessee shall pay Manager an amount equal to a portion of the outstanding balance of all Manager Loans determined by multiplying the total outstanding balance of all Manager Loans by a fraction, the numerator of which is the amount of Operating Profit attributable to the Inn being sold for the immediately preceding full Fiscal Year, and the denominator of which is the amount of Operating Profit from all Inns for the immediately preceding full Fiscal Year.

                              END OF ARTICLE XVIII

                                   ARTICLE XIX
                                  MISCELLANEOUS

       19.01 Right to Make Agreement

       Each party warrants, with respect to itself, that neither the execution of the Agreement nor the finalization of the transactions contemplated hereby shall violate any provision of law or judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over it; result in or constitute a breach or default under any indenture, contract, other commitment or restriction to which it is a party or by which it is bound; or require any consent, vote or approval which has not been taken, or at the time of the transaction involved shall not have been given or taken. Each party covenants that it has and will continue to have throughout the term of the Agreement and any extensions thereof, the full right to enter into the Agreement and perform its obligations hereunder.

       19.02 Consents

       Wherever in the Agreement the consent or approval of Lessee or Manager is required, such consent or approval shall not be unreasonably withheld, shall be in writing and shall be executed by a duly authorized officer or agent of the party granting such consent or approval. If either Lessee or Manager fails to respond within thirty (30) days to a request by the other party for a consent or approval, such consent or approval shall be deemed to have been given (except as otherwise provided in this Agreement).

       19.03 Agency

       The relationship of Lessee and Manager shall be that of principal and agent, and nothing contained in the Agreement shall be construed to create a partnership or joint venture between them or their successors in interest. Manager's agency established by the Agreement is coupled

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

with an interest and may not be terminated by Lessee until the expiration of the term of the Agreement, except as provided in Section 4.02 or Article XV. Notwithstanding the agency relationship created by the Agreement, nothing contained herein shall prohibit, limit or restrict (except as specifically set forth in Section 2.04 hereof) Manager, Marriott, or any of its Affiliates and subsidiaries from developing, owning, operating, leasing, managing or franchising inns, hotels or other lodging products in any of the market areas where any of the Inns are located.

         19.04 Applicable Law

         The Agreement shall be construed under and shall be governed by the laws of the State of Maryland.

         19.05 Recordation

         The terms and provisions of the Agreement shall run with the parcels of land designated as the Sites, and with Lessee's interest therein, and shall be binding upon all successors to such interest. At the request of either party, the parties shall execute sufficient copies of an appropriate memorandum of the Agreement in recordable form and cause the same to be recorded in each of the jurisdictions where the Inns are located. Any cost of such recordation shall be initially borne by Lessee, reimbursed to Lessee from Gross Revenues, and treated as a Deduction.

         19.06 Headings

         Headings of Articles and Sections are inserted only for convenience and are in no way to be construed as a limitation on the scope of the particular Articles or Sections to which they refer.

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

         19.07 Notices

Notices, statements and other communications to be given under the terms of the Agreement shall be in writing and delivered by hand against receipt or sent by certified or registered mail or Express Mail service, postage prepaid, return receipt requested, or by Federal Express (or other nationally-recognized overnight courier), marked for next business day delivery, with delivery charges paid by the sender:

         To Lessee:

         Apple Hospitality Management, Inc.
         10 South Third Street
         Richmond, Virginia 23219
         Attn: Glade M. Knight

         with a copy to Owner at:

         Marriott Residence Inn II Limited Partnership
         c/o Apple Hospitality Two, Inc.
         306 East Main Street
         Richmond, Virginia 23219
         Attn: Glade M. Knight

         with a copy, which shall not constitute notice, to:

         Jenkens & Gilchrist, P.C.
         1445 Ross Ave., Suite 3200
         Dallas, Texas 75202
         Attn: Thomas E. Davis

         To Manager:

         Residence Inn by Marriott, Inc.
         c/o Marriott International, Inc.
               Law Department
         10400 Fernwood Road
         Bethesda, Maryland 20817
         Attn: North American Lodging Operations
                 Dept. 52/923

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

         With Copy to:

         Residence Inn by Marriott, Inc.
         c/o Marriott International, Inc.
               Lodging Finance
         10400 Fernwood Road
         Bethesda, Maryland 20817
         Attn:  Senior Vice President
                   Global Asset Management

or at such other address as is from time to time designated by the party receiving the notice. Any such notice which is properly mailed shall be deemed to have been served as of five (5) days after said posting for purposes of establishing that the sending party complied with the applicable time limitations set forth herein, but shall not be binding on the addressee until actually received. Any such notice which is properly sent by Federal Express (or other nationally-recognized overnight courier) shall be deemed to have been served as of the business day after being sent for purposes of establishing that the sending party complied with the applicable time limitations set forth herein, but shall not be binding on the addressee until actually received.

         19.08 Limited Liability

         Manager agrees that no limited partner of Owner shall have any personal liability hereunder in excess of such limited partner's contribution to the capital of Owner.

         19.09 Confidentiality

         The parties agree that matters set forth in and all information, budgets and reports generated as a result of this Agreement are strictly confidential and each party will make every effort to ensure that the information is not disclosed to any outside person or entities (including the press), other than such parties' lenders, equity holders, bona fide prospective investors or purchasers, and their respective accountants, counsel and other consultants or advisors, without the written consent of the other party except as may be reasonably necessary (i) to obtain licenses, permits and other public approvals necessary for the refurbishment or operation of the Inns, (ii) in connection with Owner's or Lessee's financing of the Inns or any Sale of any Inn, (iii) in connection with a sale of a controlling interest in Owner, Manager or Marriott, as permitted under this Agreement, (iv) in connection with an audit or other investigation conducted pursuant to this Agreement or the Owner's, Lessee's or Manager's interest in any of the Inns, (v) in connection with a foreclosure sale on Owner's or Lessee's interest in the Inns, or (vi) as required by any law, rule, regulation or judicial process, or by any regulatory or supervisory authority having jurisdiction over the parties or their Affiliates. Notwithstanding the foregoing or anything to the contrary set forth herein, the obligations of a recipient party with respect to confidential information under this Agreement shall remain in effect except to the extent that: (i) such confidential information becomes generally available to the public other than as a result of unauthorized disclosure by the recipient or persons to whom such recipient has made the information available; (ii) the recipient can demonstrate that such confidential information was received by such recipient on a non-confidential basis, prior to receipt from the other party, from a third party lawfully possessing and lawfully entitled to disclose such information; (iii) such confidential information consists of aggregated historical financial information; and (iv) the party seeking to disclose such confidential information can demonstrate to the reasonable satisfaction of the other party that the information sought to be disclosed is customarily disclosed by at least 80% of all hotel owners directly or indirectly owning hotels in the United States.

         19.10 Offerings

         A. Owner and Lessee agree to indemnify, defend and hold Manager, Marriott, and all their Affiliates (and their respective directors, officers, shareholders, employees and agents) harmless from and against all loss, costs, liability and damage (including attorneys' fees and expenses, and the cost of litigation related thereto) arising out of any Prospectus (as defined below) or the offering described therein for which Owner, Lessee or any of their affiliates is an issuer or sponsor.

         B. Owner and Lessee and their respective Affiliates agree that, in connection with any Prospectus issued after the Amendment Date, such Prospectus shall contain a clear and prominent statement indicating that neither Manager, Marriott, nor any of their Affiliates will be deemed an issuer, obligor or guarantor in respect of any securities described in such Prospectus, nor will they have any responsibility or liability for any statement or omission contained in the Prospectus or for such securities.

         C. Owner and Lessee and their respective Affiliates agree that they will not use any of Manager's trademarks in the Prospectus except Owner and Lessee or their respective Affiliates may use (i) any photographs of any property (even if such photograph may include signs which contain such trademarks) and (ii) any textual description of Owner and Lessee or respective Affiliates (or of their respective businesses or financial results) which contains the words "Residence Inn by Marriott" or similar marks; provided, however, that in cases (i) and (ii), the Prospectus contains an appropriate legend indicating that such trademarks are property of Marriott International, Inc. or one of its affiliates.

         D. A "Prospectus" is any prospectus, private placement memorandum, offering circular or offering documentation or other written or oral statements, which offers any equity or debt security issued by the Owner or the lessee.

         19.11 Expert Decisions

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

         Where this Agreement calls for a matter to be referred to an Expert for determination, the following provisions shall apply:

         A. The use of the Expert shall be the exclusive remedy of the parties and neither party shall attempt to adjudicate any dispute in any other forum. The decision of the Expert shall be final and binding on the parties and shall not be capable of challenge, whether by arbitration, in court or otherwise;

         B. Each party shall be entitled to make written submissions to the Expert, and if a party makes any submission it shall also provide a copy to the other party and the other party shall have the right to comment on such submission. The parties shall make available to the Expert all books and records relating to the issue in dispute and shall render to the Expert any assistance requested of the parties. The costs of the Expert and the proceedings shall be borne as directed by the Expert unless otherwise provided for herein. The Expert may direct that such costs be treated as Deductions;

         C. With respect to any matter referred to the Expert for determination under Section 7.02D, the Expert shall make its decision by applying the standards applicable to hotels in accordance with the System standards (including compliance with the requirements of any quality assurance program) and determining whether the matter at issue is necessary to satisfy such standards; and

         D. The terms of engagement of the Expert shall include an obligation on the part of the Expert to: (i) notify the parties in writing of his decision within forty-five (45) days from the date on which the Expert has been selected (or such other period as the parties may agree or as set forth herein); and (ii) establish a timetable for the making of submissions and replies.

         19.12 Entire Agreement

         The Agreement, together with other writings signed by the parties expressly stated to be supplemental hereto and together with any instruments to be executed and delivered pursuant to the Agreement, constitutes the entire agreement between the parties and supersedes all prior understandings and writings, and may be changed only by a writing signed by the parties hereto.

         END OF ARTICLE XIX

         IN WITNESS WHEREOF, the parties hereto have caused the Agreement to be executed as of the day and year first written above.

                                           AHM RES II LIMITED PARTNERSHIP

Attest:                                    By:     AHM RES II, GP
                                                   General Partner


/s/ J. Philip Hart                         By:/s/ Glade M. Knight
-------------------                        -----------------------
Secretary                                  Name:   Glade M. Knight
                                           Title:  Vice President



Attest:                                    RESIDENCE INN BY MARRIOTT, INC.,
                                           a Delaware corporation
                                           ("Manager")


 /s/ Margery Breneman                      By:/s/ M. Lester Pulse, Jr.
---------------------                      ---------------------------
Assistant Secretary                        Name:
                                           Title:  Vice President

                                    EXHIBIT A

                              Locations of the Inns

1)   Birmingham, Alabama

          #3 Greenhill Parkway at U.S. Hwy. 280
          Birmingham, Alabama  35243

2)   Arcadia, California

          Huntington Drive and Second Street just off I-210
          Arcadia, California

3)   Irvine, California

          Alton Pkwy and Morgan near I-5 and I-405
          Irvine, California

4)   Placentia, California

          700 West Kimberly
          Placentia, California  92670

5)   Boca Raton, Florida

          525 NW 77th Street
          Boca Raton, Florida  33487

6)   Jacksonville, Florida

          Interstate 95 and Baymeadows Exit
          8365 Dix Ellis Trail
          Jacksonville, Florida  32256

7)   Pensacola, Florida

          7230 Plantation Road
          Pensacola, Florida  32504

8)   St. Petersburg/Clearwater, Florida

          5050 Ulmerton Road
          Clearwater, Florida  34620

9)   Chicago/Deerfield, Illinois

          Corporate 500 Drive
          Deerfield, Illinois  60015

10)  Boston/Danvers, Massachusetts

          U.S. Route 1
          Danvers, Massachusetts

11)  Kalamazoo, Michigan

          I-94 and Portage Road
          Kalamazoo, Michigan

12)  Jackson, Mississippi

          881 East River Place
          Jackson, Mississippi  39202

13)  Santa Fe, New Mexico

          1698 Galisteo Street
          Santa Fe, New Mexico  87501

14)  Charlotte North, North Carolina

          8503 U.S. Highway 29
          Charlotte, North Carolina  28213

15)  Greensboro, North Carolina

          2000 Veasley Street
          Greensboro, North Carolina  27407

16)  Las Vegas, Nevada

          Paradise Road and Convention Center Drive
          Las Vegas, Nevada

17)  Akron, Ohio

          120 Montrose West Avenue
          I-77 at Route 18
          Akron, Ohio  44321

18)  Philadelphia/Berwyn, Pennsylvania

          600 West Swedesford Road
          Berwyn, Pennsylvania  19312

19)  Columbia, South Carolina

          150 Stoneridge Drive
          Columbia, South Carolina  29221

20)  Spartanburg, South Carolina

          9011 Fairforest Road
          Spartanburg, South Carolina  29305

21)  Memphis East, Tennessee

          6141 Poplar Pike
          Memphis, Tennessee  38119

22)  Lubbock, Texas

          2551 South Loop 289
          Lubbock, Texas  79423

                            EXHIBITS A-1 through A-22

                               Legal Descriptions

                                    (omitted)

                                    EXHIBIT B

                         Percentages Used for Reductions

                                              Applicable Percentage

1)    Birmingham, Alabama                           5.26%
2)    Arcadia, California                           6.55%
3)    Irvine, California                            5.19%
4)    Placentia, California                         3.40%
5)    Boca Raton, Florida                           5.30%
6)    Jacksonville, Florida                         4.25%
7)    Pensacola, Florida                            2.71%
8)    St. Petersburg/Clearwater, Florida            3.78%
9)    Chicago/Deerfield, Illinois                   4.17%
10)   Boston/Danvers, Massachusetts                 4.59%
11)   Kalamazoo, Michigan                           3.45%
12)   Jackson, Mississippi                          4.95%
13)   Santa Fe, New Mexico                          5.08%
14)   Charlotte North, North Carolina               2.94%
15)   Greensboro, North Carolina                    6.08%
16)   Las Vegas, Nevada                            11.95%
17)   Akron, Ohio                                   3.88%
18)   Philadelphia/Berwyn, Pennsylvania             5.09%
19)   Columbia, South Carolina                      3.71%
20)   Spartanburg, South Carolina                   2.62%
21)   Memphis East, Tennessee                       2.66%
22)   Lubbock, Texas                                2.39%
                                                   ------
      TOTAL                                        100.00%
                                                   ------

                                    EXHIBIT C

                   Schedule of Principal and Interest Payments

                                    (omitted)

                                    EXHIBIT D

           First Priority Return Reduced by the Applicable Percentage


                                                           Applicable Percentage

1)       Birmingham, Alabama                                       5.26%

2)       Arcadia, California                                       6.55%

3)       Irvine, California                                        5.19%

4)       Placentia, California                                     3.40%

5)       Boca Raton, Florida                                       5.30%

6)       Jacksonville, Florida                                     4.25%

7)       Pensacola, Florida                                        2.71%

8)       St. Petersburg/Clearwater, Florida                        3.78%

9)       Chicago/Deerfield, Illinois                               4.17%

10)      Boston/Danvers, Massachusetts                             4.59%

11)      Kalamazoo, Michigan                                       3.45%

12)      Jackson, Mississippi                                      4.95%

13)      Santa Fe, New Mexico                                      5.08%

14)      Charlotte North, North Carolina                           2.94%

15)      Greensboro, North Carolina                                6.08%

16)      Las Vegas, Nevada                                        11.95%

17)      Akron, Ohio                                               3.88%

18)      Philadelphia/Berwyn, Pennsylvania                         5.09%

19)      Columbia, South Carolina                                  3.71%

20)      Spartanburg, South Carolina                               2.62%

21)      Memphis East, Tennessee                                   2.66%

22)      Lubbock, Texas                                            2.39%
                                                                 ------
         TOTAL                                                   100.00%
                                                                 ------

                                    EXHIBIT E

                          Breakdown of Competitive Set

                                    (omitted)

                                    EXHIBIT F


                         SUBORDINATION, NON-DISTURBANCE

                            AND ATTORNMENT AGREEMENT

     THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (the "Agreement") is made and entered into as of the _____ day of ______________, ______________ , among: (i) _______________________________ ("Mortgagee"), a
____________ corporation having an address at
_____________________________________; (ii) Marriott Residence Inn II Limited
Partnership ("Owner"), a Delaware limited partnership having an address at 306 East Main Street, Richmond, Virginia 23219; and (iii) Residence Inn by Marriott, Inc. ("Manager"), a Delaware corporation having an address at 10400 Fernwood Road, Bethesda, Maryland 20817.

                                R E C I T A L S

     1. Owner and Mortgagee each are party to the Loan Agreement (defined in Section 1 below).

     2. Owner is the owner of the Inn (defined in Section 1 below), and Mortgagee is the holder of the Mortgage (defined in Section 1 below) that encumbers the Inn.

     3. Owner and AMH Res II Limited Partnership ("Lessee") have entered into that certain Master Hotel Lease Agreement (defined in Section 1 below) pursuant to which Owner has leased the Hotel to Lessee.

     4. Lessee and Manager have entered into the Management Agreement (defined in Section 1 below), and in connection therewith, Lessee, Lessor and Manager have entered into that certain Owner Agreement of even date thereof.

     5. Mortgagee and Manager desire to provide for Manager's continued management of the Inn pursuant to the Management Agreement, notwithstanding any default by Owner or Lessee under the Loan Agreement, the Mortgage or the Management Agreement, upon the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually agree and covenant as follows:

     1. Definitions. Any capitalized term that is not specifically defined in this Agreement shall have the meaning set forth in the Management Agreement. The following terms when used in this Agreement shall have the meanings indicated:


     "Foreclosure" shall mean any exercise of the remedies available to the holder of the Mortgage, upon a default under the Mortgage, which results in a transfer of title to or possession of the Inn. The term "Foreclosure" shall include, without limitation: (i) a transfer by judicial foreclosure; (ii) a transfer by deed in lieu of foreclosure; (iii) the appointment by a court of a receiver to assume possession of the Inn; (iv) a transfer of either ownership or control of the Owner, by exercise of a stock pledge or otherwise; (v) a transfer resulting from an order given in a bankruptcy, reorganization, insolvency or similar proceeding; (vi) if title to the Inn is held by a tenant under a ground lease, an assignment of the tenant's interest in such ground lease; or (vii) any similar judicial or non-judicial exercise of the remedies held by the holder of the Mortgage.

     "Foreclosure Date" shall mean the date on which title to or possession of the Inn is transferred by means of a Foreclosure.

     "Inn" shall mean that certain inn containing approximately [___________] guest rooms that is located on the site described in Exhibit "A" hereto.


     "Loan Agreement" shall mean that certain Loan dated between Owner and Mortgagee.

     "Management Agreement" shall mean that certain Amended and Restated Management Agreement, dated _____________, 2002, between Lessee and Manager pursuant to which Manager manages the Inn on behalf of Lessee. The term "Management Agreement," as used in this Agreement, shall include any amendments, modifications, supplements, replacements or extensions of the Amendment and Restatement of Management Agreement.

     "Master Hotel Lease" shall mean that certain hotel lease dated between Owner and Lessee.

     "Mortgage" shall mean that certain mortgage, dated _______________, ______, in the principal amount of ______________________ Dollars ($________), which was recorded in the Office of the Clerk of ____________ County, ______________, on _________________, _____, in Book _____, Page _____. The Mortgage encumbers the
Inn. The term "Mortgage," as used in this Agreement, shall include: (i) any amendments, modifications, supplements, replacements, extensions or refinancings of the original "Mortgage" that was recorded as set forth above; and (ii) any existing or future financing by Mortgagee that is wholly or partially secured by the Inn, including a "blanket mortgage" encumbering properties other than the Inn.

     "Mortgagee" shall mean any of the following: (i) the entity identified as the "Mortgagee" in the Preamble; (ii) any successors or assigns of that entity;
(iii) any nominee or designee of that entity (or any other entity described in this definition); (iv) any initial or subsequent assignee of all or any portion of the interest of that entity in the Mortgage; or (v) any entity that is a participant in the financing secured by the Mortgage, or otherwise acquires an equitable interest in the Mortgage.

     "Subsequent Owner" shall mean any individual or entity that acquires title to or possession of the Inn or through a Foreclosure (together with any successors or assigns thereof), including, without limitation, (i) Mortgagee,
(ii) any purchaser of the Inn from Mortgagee, or any lessee of the Inn from Mortgagee, or (iii) any purchaser of the Inn at Foreclosure.

     2. Subordination of Management Agreement. Subject to the parties' compliance with the provisions of this Agreement, the Management Agreement and all right, title and interest of Manager in and to the Inn are and shall be subject and subordinate to the lien of the Mortgage; provided, however, that, notwithstanding the foregoing subordination, neither Mortgagee nor any Subsequent Owner shall name Manager as a defendant in any Foreclosure

(unless required by law in order for Mortgagee to obtain complete relief in a judicial foreclosure proceeding, in which event Manager may be so named subject to the non-disturbance obligations set forth in Section 3 of this Agreement and provided that (i) such naming shall not be in derogation of any of the rights of Manager set forth in this Agreement and (ii) the Management Agreement shall not be subject to forfeiture or termination, other than in accordance with the terms thereof, by reason of such suit, action or proceeding or any judgment rendered therein) or otherwise take steps that are inconsistent with Section 3 of this Agreement.

     3.   Non-Disturbance.

          A. In the event any Subsequent Owner comes into possession of or acquires title to the Inn either at or following a Foreclosure, Mortgagee agrees (which agreement shall be binding on all Subsequent Owners) that if, at such time, the Management Agreement has not expired or otherwise been earlier terminated in accordance with its terms, then Mortgagee and all Subsequent Owners shall recognize Manager's rights under the Management Agreement and Manager shall not be disturbed in its right to manage and operate the Inn pursuant to the provisions of the Management Agreement.

          B. If, at the time that a Subsequent Owner acquires its interest by Foreclosure, the Management Agreement has terminated for any reason whatsoever or Manager does not have the right to manage or operate the Inn pursuant to the provisions of the Management Agreement (in each case other than due to an Event of Default by Manager under the Management Agreement), Subsequent Owner and Manager shall immediately enter into a replacement agreement on the same terms and conditions as the Management Agreement, except that the term of such replacement agreement shall start from the date the Management Agreement terminates (or, as applicable, the date on which Manager no longer has the right to manage or operate the Inn pursuant to the provisions of the Management Agreement) and shall continue for the balance of the term that would have otherwise remained under the Management Agreement.

     4. Attornment. Manager agrees that, upon a Foreclosure of the Mortgage, provided that (subject to the provisions of Section 3 above) the Management Agreement has not expired or otherwise been earlier terminated in accordance with its terms, Manager shall attorn to any Subsequent Owner and shall remain bound by all of the terms, covenants and conditions of the Management Agreement, for the balance of the remaining term thereof (and any renewals thereof that may be effected in accordance with the Management Agreement) with the same force and effect as if such Subsequent Owner were the "Owner" under the Management Agreement; provided, however, that Manager shall be under no such obligation to so attorn: (i) if such Subsequent Owner would not qualify as a permitted transferee under Section 18.01 of the Management Agreement; or (ii) unless such Subsequent Owner, within twenty (20) days after the Foreclosure Date (or, in the event such Subsequent Owner acquires title to the Inn after the Foreclosure Date, within twenty (20) days after the date of such acquisition of title to the
Inn), assumes all of the obligations of the "Owner" under the Management Agreement that arise from and after the Foreclosure Date (or such later date of acquisition of title to the Inn), pursuant to a written assumption agreement that is reasonably acceptable to Manager and that shall be delivered to Manager. Upon the written request of Mortgagee, Manager shall periodically execute and deliver a statement, in a form reasonably satisfactory to Mortgagee, reaffirming Manager's obligation to attorn as set forth in this Section 4.

     5.   Notice and Opportunity to Cure.

          A. In the event of a Default by Lessee in the performance or observance of any of the terms and conditions of the Management Agreement, and in the event that Manager gives written notice thereof to Lessee pursuant to
Article XV of the Management Agreement, Manager shall also give a duplicate copy (herein referred to as the "First Notice") of such notice to Mortgagee, in accordance with Section 8 of this Agreement. In addition, in the event that such Default is not cured within the applicable cure period under Article XV of the Management Agreement, and Manager intends to exercise its remedy of terminating the Management Agreement, Manager shall send a second notice (the "Second Notice") to Mortgagee, in accordance with Section 8 hereof, stating Manager's intention to terminate the Management Agreement. Manager shall forbear from taking any action to terminate the Management Agreement for a period of thirty
(30) days after the service of the First Notice, and for an additional period of thirty (30) days after the service of the Second Notice (if such Second Notice is required, as set forth above).

          B. No notice given by Manager to Lessee shall be effective as a notice under Article XV of the Management Agreement unless the applicable duplicate notice to Mortgagee that is required under Section 5.A hereof (either the First Notice or the Second Notice, as the case may be) is given to Mortgagee in accordance with this Agreement. It is understood that any failure by Manager to give such a duplicate notice (either the First Notice or the Second Notice, as the case may be) to Mortgagee shall not be a default by Manager either under this Agreement or under the Management Agreement, but rather shall operate only to void the effectiveness of any such notice by Manager to Lessee under Article XV of the Management Agreement.

          C. Manager agrees to accept performance by Mortgagee with the same force and effect as if the same were performed by Lessee, in accordance with the provisions and within the cure periods prescribed in the Management Agreement (except that Mortgagee shall have such additional cure periods, not available to Lessee, as are set forth in Section 5.A hereof).

          D. Except as specifically limited in the foregoing paragraphs, nothing contained herein shall preclude Manager from exercising any of its rights or remedies against Lessee with respect to any default by Lessee under the Management Agreement.

     6. Notice to Manager. Mortgagee shall deliver to Manager a copy of any notice of default under the Mortgage that Mortgagee sends to Owner.

     7. Assignment of Management Agreement. Owner has, pursuant to the applicable provisions of the Mortgage, collaterally assigned to Mortgagee, as additional security for the indebtedness evidenced by the Mortgage, all of Owner's right, title and interest in and to the Management Agreement, including the right to distributions payable to Lessee pursuant thereto. Manager hereby acknowledges that it has been given a copy of the foregoing assignment. Owner and Manager hereby acknowledge and agree that, upon the occurrence of a default under the Loan Agreement or Mortgage, Mortgagee may (from time to time) give Manager a notice or notices directing Manager to pay to Mortgagee subsequent distributions under Article V or other applicable provisions under the Management Agreement that would otherwise be payable to Lessee, and Manager agrees to comply with any such notice. Manager shall continue to make payments in compliance with any such notice from Mortgagee until Manager receives written instructions to the contrary from Mortgagee. Owner and Lessee hereby give consent to any such payments by Manager to Mortgagee that are in compliance with any such notice. The foregoing consents by Owner and Lessee shall be deemed to be irrevocable until the entire debt secured by the Mortgage has been discharged, as evidenced either by the recordation of a satisfaction or release executed by Mortgagee, or by the delivery of a written statement to that effect from Mortgagee to Manager. It is understood that Manager shall comply with the direction set forth in any such notice without any necessity to investigate Mortgagee's reasons for sending such notice, or to confirm whether or not Owner is in fact in default under the terms of the Loan Agreement or Mortgage.

     8. Notices. Notices, statements and other communications to be given under the terms of this Agreement shall be in writing and delivered by hand against receipt or sent by certified or registered mail, postage prepaid, return receipt requested, or by Federal Express (or other nationally-recognized overnight courier), marked for next business day delivery, with delivery charges paid by the sender:

          To Mortgagee:






          To Owner:


          Marriott Residence Inn II Limited Partnership
          c/o Apple Hospitality Two, Inc.
          306 East Main Street
          Richmond, Virginia  23219
          Attn:  Glade M. Knight



          To Lessee:

          AHM Res II Limited Partnership
          c/o Apple Hospitality Management, Inc.
          10 South Third Street
          Richmond, Virginia  23219
          Attn:  Glade M. Knight

          and, if to Owner or Lessee, with a copy, which shall not constitute notice, to:

          Jenkens & Gilchrist, P.C/
          1445 Ross Av., suite 3200
          Dallas, Texas  75202
          Attn:  Thomas E. Davis




          To Manager:

          Residence Inn by Marriott, Inc.
          c/o Marriott International, Inc.
          10400 Fernwood Road
          Bethesda, Maryland 20817
          Attn:  Law Department, 52/923
          Senior Operations Attorney
          FAX:   301/380-6727

or at such other address as is from time to time designated by the party receiving the notice. Any such notice which is properly mailed shall be deemed to have been served as of five (5) days after said posting for purposes of establishing that the sending party complied with the applicable time limitations set forth herein, but shall not be binding on the addressee until actually received. Any such notice which is properly sent by Federal Express (or other nationally-recognized overnight courier) shall be deemed to have been served as of the business day after being sent for purposes of establishing that the sending party complied with the applicable time limitations set forth herein, but shall not be binding on the addressee until actually received.

     9. Estoppel Certificates. Manager shall, at any time and from time to time upon not less than thirty (30) days' prior written notice from Mortgagee, execute, acknowledge and deliver to Mortgagee, or to any third party specified by Mortgagee, a statement in writing: (a) certifying (i) that the Management Agreement is unmodified and in full force and effect (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications) and (ii) the date through which the management fees due under the Management Agreement have been paid; (b) stating whether or not to the best knowledge of Manager (i) there is a continuing default by Lessee in the performance or observance of any covenant, agreement or condition contained in the Management Agreement, or (ii) there shall have occurred any event that, with the giving of notice or passage of time or both, would become such a default, and, if so, specifying each such default or occurrence of which Manager may have knowledge; and (c) stating such other information as Mortgagee may reasonably request. Such statement shall be binding upon Manager and may be relied upon by Mortgagee and/or such third party specified by Mortgagee as aforesaid.

     10.  Confirmatory Documentation.

     The provisions of Section 2, Section 3 and Section 4 of this Agreement are and shall be fully effective and binding between the parties, upon the occurrence of the conditions set forth in such Sections, without the execution of any further instruments by any party. Notwithstanding the foregoing, each party to this Agreement shall have the right (from time to time, for so long as this Agreement is in effect) to request either or both of the other parties to execute documentation (in form reasonably satisfactory to all signing parties) confirming (if true) that such conditions (if any) have been satisfied and that the provisions of Section 2, Section 3 and/or Section 4 hereof have been implemented. In such event, each of the parties that are requested to execute such confirmatory documentation agrees to execute it within a reasonable period of time (not to exceed thirty (30) days) after its receipt of such request.

     11.  Miscellaneous.

          A. This Agreement may be executed in a number of identical counterparts. If so executed, all counterparts shall, collectively, constitute one agreement, but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart, provided that xerox or facsimile copies of all signatures are produced.

          B. The terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors, heirs, legal representations and assigns of each of the parties hereto.


          C. Notwithstanding anything herein to the contrary, the commencement and prosecution of Foreclosure proceedings under the Mortgage is a matter entirely within the discretion of Mortgagee.


          D. The use of the neuter gender in this Agreement shall be deemed to include any other gender, and words in the singular number shall be held to include the plural, when the sense requires.

          E. In the event the Management Agreement shall be amended, modified or supplemented, the Management Agreement, as so amended, modified or supplemented, shall continue to be subject to the provisions of this Agreement without the necessity of any further act by the parties hereto.

          F. The provisions of this Agreement shall not be modified, amended, waived, discharged or terminated except by a written document signed by all of the parties hereto.

     G. This Agreement and its validity, interpretation and enforcement shall be governed by the laws of the state in which the Inn is located.

     H. Captions of Sections herein are inserted only for convenience and are in no way to be construed as a limitation on the scope of the particular Sections to which they refer.

          I. If any term, covenant or condition of this Agreement is held to be invalid, illegal or unenforceable in any respects, all other terms and conditions of this Agreement shall remain in full force and effect.

     J. The waiver by any party of the performance of any covenant, condition or promise shall not invalidate this Agreement and shall not be considered a waiver of any other covenant, condition or promise. No such waiver shall constitute a waiver of the time for performing any other act or identical act required to be performed at a later time. The exercise of any remedy provided in this Agreement shall not constitute a waiver of any remedy provided by law or in equity, and the provision in this Agreement of any remedy shall not exclude any other remedy unless such remedy is expressly excluded hereby.

                         [Signatures are on next page.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Attest:               ________________________________("Mortgagee"),
                      a _______________________ corporation

_________________________  By:_______________________________
Assistant Secretary                  Title:______________________________



Attest: RESIDENCE INN BY MARRIOTT, INC. ("Manager"), a Delaware corporation

_________________________  By:_______________________________
Assistant Secretary                  Title:  Vice President



Attest/Witness:                                  _____________________("Owner"),
                                     a_________________________


_________________________  By:________________________________

[insert acknowledgments, in the form required for recordation in the jurisdiction in which the Inn is located, for the individuals signing on behalf of Mortgagee, Owner and Manager]

                                   EXHIBIT "A"

           TO SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT


                          Legal Description of the Site

                                    (omitted)